EXECUTION VERSION

Exhibit 2.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

by and between

RANA THERAPEUTICS, INC.

and

SHIRE HUMAN GENETIC THERAPIES, INC.

Dated as of December 22, 2016

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2.15.	Real Property	25

2.16.	Labor and Employment	25

2.17.	Restricted Securities; Legends	26

2.18.	Accredited Investor	27

2.19.	Exclusive Representations and Warranties	27

2.20.	Future Performance	27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER		27

3.1.	Organization, Standing and Power	27

3.2.	Authority; No Conflict; Required Filings and Consents	28

3.3.	Capitalization	29

3.4.	Buyer Stock	29

3.5.	Subsidiaries	30

3.6.	Litigation	30

3.7.	Intellectual Property	30

3.8.	Compliance	32

3.9.	Agreements; Actions	32

3.10.	Certain Transactions	32

3.11.	Rights of Registration and Voting Rights	33

3.12.	Absence of Liens	33

3.13.	Financial Statements	33

3.14.	Liabilities	34

3.15.	Changes	34

3.16.	Employee Matters	35

3.17.	Taxes	36

3.18.	Insurance	37

3.19.	Confidential Information Agreements	38

3.20.	Employee Agreements	38

3.21.	Permits	38

3.22.	Buyer Documents	38

3.23.	Environmental and Safety Laws	38

3.24.	Product Regulatory Review	39

3.25.	No Prior Bad Acts	39

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3.26.	Shell Company	40

3.27.	Investment Company	40

3.28.	No Additional Agreements	40

3.29.	Brokers	40

3.30.	Disclosure	40

3.31.	Exclusive Representations and Warranties	40

3.32.	Inspections; Future Performance	40

ARTICLE IV ADDITIONAL AGREEMENTS		41

4.1.	Confidentiality	41

4.2.	Post-Closing Cooperation	43

4.3.	Public Disclosure	43

4.4.	Nonsolicitation	44

4.5.	Other Actions	45

4.6.	Further Assurances	45

4.7.	Employees	45

4.8.	Financing	48

4.9.	Seller Names and Marks	49

4.10.	Tax Matters	49

4.11.	Books and Records	50

4.12.	Services from Affiliates	50

4.13.	Equity Ceiling	50

4.14.	Letter of Credit	51

4.15.	No Impairment	51

ARTICLE V INDEMNIFICATION		51

5.1.	Indemnification by the Seller	51

5.2.	Indemnification by the Buyer	52

5.3.	Claims for Indemnification	52

5.4.	Survival	53

5.5.	Limitations	54

5.6.	Indemnification Payments	55

5.7.	Setoff	55

ARTICLE VI MISCELLANEOUS		55

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6.1.	Notices	55

6.2.	Entire Agreement	56

6.3.	No Third Party Beneficiaries	57

6.4.	Assignment	57

6.5.	Severability	57

6.6.	Counterparts and Signature	57

6.7.	Interpretation	57

6.8.	Governing Law	58

6.9.	Remedies	58

6.10.	Submission to Jurisdiction	58

6.11.	Disclosure Schedules	58

6.12.	Fees and Expenses	58

6.13.	Amendment	59

6.14.	Extension; Waiver	59

6.15.	Subsidiary Compliance	59

6.16.	Bulk Sales Laws	59

ARTICLE VII DEFINITIONS		59

-iv-

Seller Disclosure Schedule

Buyer Disclosure Schedule

Schedules:

Schedule 1.1(a)	Transferred Patents
Schedule 1.1(b)	Transferred Permits
Schedule 1.1(c)	Transferred Know-How
Schedule 1.1(d)	Leased Real Property
Schedule 1.1(e)	Transferred Inventory
Schedule 1.1(f)	Transferred Contracts
Schedule 1.1(i)	Transferred Furniture and Equipment
Schedule 1.1(j)	Transferred Internal Systems
Schedule 1.2(b)	Excluded Assets
Schedule 1.3(e)	Assumed Liabilities
Schedule 1.6(b)(xv)	Liens

Exhibits:

Exhibit A	Patent Assignment
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Voting Agreement
Exhibit D	Transition Services Agreement
Exhibit E	ROFR/Co-Sale Agreement
Exhibit F	Investors’ Rights Agreement
Exhibit G	Registration Rights Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 22, 2016, by and between RaNA Therapeutics, Inc., a Delaware corporation (the “Buyer”), and Shire Human Genetic Therapies, Inc., a Delaware corporation (the “Seller”).

Introduction

The Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

In contemplation of and in order to facilitate the consummation of the First Tranche (as defined below) and the execution and closing of this Agreement, on December 5, 2016, the former members of RaNA Therapeutics, LLC (“RaNA LLC”) exchanged their interests in RaNA LLC for shares of capital stock of the Buyer pursuant to a merger of a wholly owned subsidiary of the Buyer with and into RaNA LLC (the “Incorporation”).

The Buyer and the Seller intend to treat (i) the Incorporation, (ii) the transfer by the Seller of the Transferred Assets (as defined below) to the Buyer in exchange for the Aggregate Consideration (as defined below) and the assumption of the Assumed Liabilities (as defined below), and (iii) the First Tranche (as defined below) as an integrated transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Seller and the Selling Subsidiaries, the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. For purposes of this Agreement, “Transferred Assets” means all of the Seller’s and the Selling Subsidiaries’ right, title and interest in and to the following assets as such right, title and interest exist as of immediately prior to the Closing:

(a) (i) the Patent Rights set forth on Schedule 1.1(a) (“Scheduled Patents”) and (ii) any Patent Rights claiming priority to any of the Scheduled Patents, including any continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, certificate of correction, extension and foreign counterpart of any such Scheduled Patents (collectively, the “Transferred Patents”), any right to recover for past, present or future infringement of any Transferred Patent, and all patent files, correspondence, opinions, studies, search results and documentation to the extent related to any Transferred Patent (the “Transferred Patent Files”); provided that the Seller shall have the right to retain copies of any such Transferred Patent Files for its compliance records;

(b) all regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items in each case granted by or issued pursuant to the authority of any Governmental Entity (“Permits”) that are exclusively or primarily used or held for use in connection with, or are exclusively or primarily related to, the MRT Program as of immediately prior to the Closing, in each case, in or related to any jurisdiction anywhere in the world (the “Transferred Permits”), including those set forth on Schedule 1.1(b); provided that the Seller shall have the right to retain copies of any such Transferred Permits for its compliance records;

(c) any and all Know-How owned by the Seller or any of the Selling Subsidiaries that is exclusively or primarily used or held for use by the Seller or any of the Selling Subsidiaries in connection with, or is exclusively or primarily related to, the MRT Program as of immediately prior to the Closing (the “Transferred Know-How”), including the Know-How set forth on Schedule 1.1(c);

(d) the real property lease set forth on Schedule 1.1(d) (the “Lease”) (together with all rights, title and interest of the Seller and the Selling Subsidiaries in and to leasehold improvements relating thereto, excluding security deposits, reserves or prepaid rents in connection therewith) (such real property, the “Leased Real Property”);

(e) all of the inventory (i) exclusively related to the MRT Program as of immediately prior to the Closing, including the existing finished quantities, work in process, raw materials, constituent substances, materials, stores and supplies, as well as any trade and sample inventories, (ii) located on the Leased Real Property at 128 Spring Street, Lexington, Massachusetts and (iii) set forth on Schedule 1.1(e) (clauses (i), (ii) and (iii), collectively, the “Transferred Inventory”);

(f) all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral (“Contracts”), that are exclusively or primarily used or held for use in connection with, or are exclusively or primarily related to, the MRT Program (the “Transferred Contracts”), including those set forth on Schedule 1.1(f) (as amended);

(g) all books, documentation, ledgers, files, reports, plans and operating records of the Seller or the Selling Subsidiaries that are exclusively or primarily related to the MRT Program (and not any Excluded Asset or Retained Liability) (the “Transferred Books and Records”); provided that (i) the Seller shall have the right to retain copies of any such Transferred Books and Records for its compliance records and (ii) the Seller shall have the right to retain originals of any laboratory notebooks included in the Transferred Books and Records and provide the Buyer with copies of such notebooks;

(h) all rights to any actions, suits, claims or causes of action arising out of or relating to any of the Transferred Contracts on or after the Closing;

(i) all furniture and equipment that are exclusively or primarily used or held for use in connection with, or are exclusively or primarily related to, the MRT Program, including those set forth on Schedule 1.1(i);

(j) the information technology equipment set forth on Schedule 1.1(j) (the “Transferred Internal Systems”); and

(k) all other assets, rights and properties (excluding any asset, right or property of a type described in the categories of assets, rights and properties addressed in clauses (a) through (j) above, including, for the avoidance of doubt, any Intellectual Property) of the Seller or any of the Selling Subsidiaries that are exclusively or primarily used or held for use in connection with, or are exclusively or primarily related to, the MRT Program as of immediately prior to the Closing, except for any such assets, rights or properties that are material to Seller Parent, any of its Affiliates or any of its or their programs or business units.

Notwithstanding the foregoing, the Buyer acknowledges and agrees that (i) the Seller and its Affiliates may retain possession of and use any Transferred Asset necessary or desirable for the Seller and its Affiliates to perform its obligations under the Transition Services Agreement, in which case the Seller and its Affiliates shall be under no obligation to deliver such Transferred Assets, and may use such assets, in connection with such performance until the termination of the Transition Services Agreement, and (ii) in respect of the items described in Section 1.1(a), Section 1.1(b), and Section 1.1(g) (including, for the avoidance of doubt, e-mails and electronic data): (x) with respect to any portions of such items that do not relate solely to the Transferred Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Retained Liabilities, the Seller and its Affiliates may retain the originals of such items, and deliver, or cause to be delivered, copies thereof to the Buyer and redact from any such items any information that is not related to the Transferred Assets or the Assumed Liabilities, (y) to the extent the delivery of any such items is not reasonably practicable at the Closing, the Seller and its Affiliates will have up to 60 calendar days following the Closing (or such longer time as provided in the Transition Services Agreement) to deliver such items to the Buyer (and, in the case of inactive laboratory notebooks or laboratory notebooks that do not relate exclusively to the MRT Program, will use commercially reasonable efforts to deliver such items in due course) and (z) the Seller shall only have an obligation to physically deliver such items to the extent in the possession or control of the Seller or the Selling Subsidiaries.

After the Closing, if the Seller determines in good faith that any of the Contracts listed on Schedule 1.2(b) under the heading “Potentially Shared Contracts” are exclusively used or held for use in, or exclusively related to, the MRT Program and notifies the Buyer of such determination, such Contract shall be a Transferred Contract for all purposes hereunder (subject to the terms and conditions hereof, including Section 1.10), and the Buyer agrees to assume all Assumed Liabilities with respect thereto.

1.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Seller or any of its Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:

(a) all accounts receivable, notes or other indebtedness receivable and similar rights to payment, pre-paid expenses, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;

(b) all assets, properties or rights set forth on, or arising under any Contracts set forth on, Schedule 1.2(b);

(c) (i) all CFFT IP and (ii) except for the Transferred Intellectual Property, all other Intellectual Property owned by or licensed to Seller or any of its Affiliates (including all Seller Names and Marks);

(d) other than the Transferred Internal Systems, all Software and related Documentation and all computers, communications and network systems (both desktop and enterprise-wide), and all other information technology equipment;

(e) all insurance policies, surety bonds, bank guarantees or self-insurance of the Seller or any of its Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);

(f) (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions or the sale of the MRT Program, (B) prepared and maintained by the Seller or any of its Affiliates, including all regulatory files (including correspondence with Government Entities), market research data, and marketing data that do not relate exclusively or primarily to the Transferred Assets, (C) relating to employees of the Seller or its Affiliates, other than Transferred Employees, (D) that form part of the general ledger of the Seller or any of its Affiliates, that are working papers of the auditors of the Seller or any of its Affiliates or that are records related to Taxes payable by the Seller or any of its Affiliates, or (E) relating primarily to an Excluded Asset or Retained Liability and (ii) all minute books of the Seller and its Affiliates and other corporate records of the Seller and its Affiliates;

(g) all accounting goodwill related to the MRT Program;

(h) all privileged communications between the Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents (it being acknowledged that it may be impractical to remove all such privileged communications from the books and records (including e-mails and other electronic files) of the MRT Program), and all records and documents prepared in connection with the sale of the MRT Program;

(i) all rights of the Seller or any of its Affiliates arising under this Agreement or the Ancillary Agreements or the Contemplated Transactions;

(j) all interests in the share capital and other equity interests of the Seller or any of its Affiliates or any other Person;

(k) all Tax refunds or credits and Tax deposits and all Tax books and records;

(l) all actions, suits, claims, causes of action, defenses, counterclaims or other rights, if any, arising out of or relating to (i) any of the Transferred Assets or the MRT Program or the Assumed Liabilities arising before the Closing or (ii) any Excluded Asset or Retained Liability; and

(m) all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements.

1.3. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means only the following Liabilities:

(a) all Liabilities related to or arising out of any Transferred Asset or the MRT Program that arise at or after the Closing;

(b) the Liabilities under the Transferred Contracts or the Lease (excluding, for the avoidance of doubt, any Liabilities that may arise out of or relate to any breach of any of the Transferred Contracts that exist or occur prior to the Closing);

(c) all Liabilities related to (i) any Transferred Employee, or Persons asserting claims on behalf of such Transferred Employee, including any liability for compensation or employment, labor, pension or personnel benefits and the employer portion of any Taxes with respect thereto, solely to the extent that such Liabilities arise at or after the Closing, and (ii) the Buyer’s obligations under Section 4.7, including any severance obligations with respect to any Business Employee;

(d) all Liabilities for which the Buyer agrees to be liable hereunder or that are otherwise apportioned to the Buyer hereunder; and

(e) the Liabilities set forth on Schedule 1.3(e).

1.4. Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities of the Seller and the Selling Subsidiaries other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:

(a) all Liabilities to the extent relating to any Excluded Assets;

(b) except as provided in Section 1.3(c), all Liabilities related to employees or personnel of the Seller or any of its Affiliates, or Persons asserting claims on behalf of such employees or personnel, including any liability for compensation or employment, labor, pension or personnel benefits and the employer portion of any Taxes with respect thereto;

(c) all Liabilities under any Employee Plan that is not assumed by the Buyer or any of its Affiliates under Section 4.7;

(d) all Liabilities related to any Business Employees who are not Transferred Employees, except to the extent specifically assumed by the Buyer or any of its Affiliates under Section 1.3(c)(ii); and

(e) all Liabilities for (i) any and all Taxes in respect of the MRT Program or otherwise related to the Transferred Assets that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Taxes of the Seller or any Selling Subsidiary, (iii) any and all Taxes of another person for which the Seller or any Selling Subsidiary is liable, including Taxes for which the Seller or any Selling Subsidiary is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) subject to Section 1.7, any and all income, transfer, sales, use or other Taxes arising in connection with the consummation of the Contemplated Transactions (including any income Taxes arising as a result of the transfer by the Seller or any Selling Subsidiary to the Buyer of the Transferred Assets).

The Buyer’s obligations under this Agreement shall not be subject to offset or reduction by reason of any actual or alleged breach by the Seller or any of its Affiliates of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement or any right or alleged right to indemnification hereunder or thereunder.

1.5. Closing Date Consideration. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller the Transferred Assets in exchange for the Aggregate Consideration as set forth in this Agreement and the assumption of the Assumed Liabilities.

1.6. Closing; Delivery and Payment.

(a) The Closing shall take place simultaneously with the execution and delivery of this Agreement, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Buyer and the Seller. The Closing may take place remotely, via electronic exchange of documents.

(b) At the Closing:

(i) the Buyer shall deliver to the Seller a certificate representing a number of shares of Buyer Common Stock equal to the Closing Date Consideration;

(ii) the Seller shall execute and deliver, and cause the applicable Selling Subsidiary(ies) to execute and deliver, to the Buyer a Patent Assignment in the form attached hereto as Exhibit A (the “Patent Assignment”);

(iii) the Seller shall execute and deliver, and cause the applicable Selling Subsidiary(ies) to execute and deliver, to the Buyer such other instruments of transfer, conveyance and assignment as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”);

(iv) the Buyer shall execute and deliver, and the Seller shall execute and deliver (and cause the applicable Selling Subsidiary(ies) to execute and deliver), an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(v) the Seller, the Buyer and the other parties named therein shall execute and deliver an Amended and Restated Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”);

(vi) the Seller and the Buyer shall execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(vii) the Seller, the Buyer and the other parties named therein shall execute and deliver an Amended and Restated Right of First Refusal and Co-sale Agreement in the form attached hereto as Exhibit E (the “ROFR/Co-Sale Agreement”);

(viii) the Seller, the Buyer and the other parties named therein shall execute and deliver an Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit F (the “Investors’ Rights Agreement”);

(ix) the Seller, the Buyer and the other parties named therein shall execute and deliver an Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit G (the “Registration Rights Agreement,” and, together with the Patent Assignment, the Additional Transfer Documents (if any), the Assignment and Assumption Agreement, the Voting Agreement, the Transition Services Agreement, the ROFR/Co-Sale Agreement and the Investors’ Rights Agreement, the “Ancillary Agreements”);

(x) the Seller shall deliver, and cause the applicable Selling Subsidiary(ies) to deliver, to the Buyer, each to the extent existing in physical form and in the possession of the Seller or any Selling Subsidiary, the Transferred Books and Records and the Transferred Know-How (subject to Section 1.1);

(xi) the Seller shall deliver, and cause the applicable Selling Subsidiary(ies) to deliver, to the Buyer, or otherwise put the Buyer in possession and control of (or implement arrangements reasonably acceptable to the Buyer for the post-Closing delivery or physical possession of), all of the other Transferred Assets of a tangible nature;

(xii) the Seller shall deliver to the Buyer a certificate, executed by the Seller’s corporate secretary on behalf of the Seller, certifying as to the resolutions of the board of directors of the Seller authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(xiii) the Buyer shall deliver to the Seller a certificate, executed by the Buyer’s corporate secretary on behalf of the Buyer, certifying as to (A) the resolutions of the board of directors of the Buyer authorizing and approving the purchase of the Transferred Assets by the Buyer pursuant to this Agreement and the other Contemplated Transactions and (B) the receipt by the Buyer of the gross proceeds from the consummation of the First Tranche (and the amount thereof);

(xiv) [reserved];

(xv) the Seller shall deliver to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code; and

(xvi) the Buyer shall pay to MTS the Cash Fee (as defined in the Engagement Letter).

1.7. Taxes and Fees.

(a) Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the Contemplated Transactions shall be borne equally, one-half by the Seller and one-half by the Buyer. The required party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other party will, and will cause its controlled Affiliates to, join in the execution of any such Tax Returns and other documentation. The Seller and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.

(b) Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than five (5) Business Days prior to the date on which such payment is made) notify the Seller of any intention to so deduct and withhold with respect to any payment to the Seller and provide the Seller a reasonable opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold (provided, however that no delay or failure on the part of the Buyer in so notifying the Seller shall relieve the Seller of any liability with respect to such deduction or withholding except to the extent the Seller is actually prejudiced thereby); (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) upon request, promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iv) cooperate with the Seller (at the Seller’s expense) as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

1.8. Intended Tax Treatment. The Buyer and the Seller acknowledge and agree (i) that (x) the Incorporation, (y) the transfer of the Transferred Assets by the Seller to the Buyer in exchange for the Aggregate Consideration and the assumption of the Assumed Liabilities, and (z) the First Tranche (as defined below) are intended to qualify as an integrated transaction governed by Section 351 of the Code and (ii) each of them shall exchange the information required and file all Tax Returns in a manner consistent with this treatment unless an alternative position is required pursuant to a final determination as defined in Section 1313 of the Code.

1.9. Wrong Pocket Assets.

(a) If at any time, or from time to time after the Closing, Seller Parent or any of its controlled Affiliates, including the Seller, on the one hand, or the Buyer or any of its controlled Affiliates, on the other hand, shall receive or otherwise possess any asset or right (including cash) that should belong to the Buyer, on the one hand, or the Seller or any of its Affiliates, on the other, pursuant to this Agreement, the Seller or the Buyer (as the case may be) shall promptly transfer, or cause to be transferred, such asset or right to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 1.9, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event Seller Parent or any of its controlled Affiliates receives any payment in respect of any Transferred Asset or Buyer or any of its controlled Affiliates receives any payment in respect of an Excluded Asset, the Seller or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Seller (as applicable) by wire transfer of immediately available funds.

(b) Notwithstanding anything in this Agreement to the contrary, with respect to any purchase orders that are outstanding as of immediately prior to the Closing that are exclusively or primarily used or held for use in connection with, or are exclusively or primarily related to, the MRT Program, even if such purchase orders are issued under a Contract that is not included in the Transferred Assets (collectively, the “Specified Purchase Orders”), the parties agree that the Buyer shall be responsible for all Liabilities under the Specified Purchase Orders (excluding, for the avoidance of doubt, any Liabilities that may arise out of or relate to any breach of any of the Specified Purchase Orders that exist or occur prior to the Closing). The parties will work in good faith to identify the Specified Purchase Orders promptly after the Closing.

1.10. Consents.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party or a Governmental Entity would constitute a breach thereof or in any way adversely affect the rights or obligations of the Buyer, the Seller or any Selling Subsidiary thereunder or violate any applicable Law (any such Transferred Asset, claim, right or benefit, a “Deferred Item”). If any such required consent is not obtained (such consent, a “Deferred Consent”), then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Closing Date Consideration or any Contingent Payments, (b) from and after the Closing, the Seller and the Buyer will use commercially reasonable efforts to cooperate to seek to obtain such Deferred Consent as soon as practicable after the Closing and (c) until such Deferred Consent is obtained, the Seller and the Buyer will use commercially reasonable efforts to cooperate to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates in a manner that would not require any Deferred Consent (with the Buyer entitled to all the benefits and subject to all the Liabilities thereunder (as Assumed Liabilities) arising on or after the Closing (i) except for any obligations to the extent arising from or related to any breach or violation thereunder prior to the Closing or any act or omission prior to the Closing that would have constituted a breach or violation thereunder upon notice or passage of time and (ii) without limiting the Seller’s liability under Article V for any breach of any representation, warranty, covenant or agreement of the Seller in this Agreement). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall use commercially reasonable efforts to enter into such arrangements (including subleasing or subcontracting if permitted) in a manner that would not require any Deferred Consent to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Transferred Asset, including (at the Buyer’s cost and expense) enforcement by the Seller for the benefit of the Buyer of all claims or rights arising thereunder relating to the post-Closing period, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis. Nothing in this Agreement (including in this Section 1.10) shall require either party or any of their respective Affiliates to pay any money or other consideration or grant any other accommodation to any Person (including any amendment to any Transferred Contract or other modification of any Transferred Asset) or to initiate any claim or proceeding against any Person. For the avoidance of doubt, neither the Seller nor any of its Affiliates shall have any obligation to obtain any Deferred Consent or to provide such an alternative arrangement (and the failure to do so shall not, in and of itself, be deemed to be a breach of the Seller’s representations, warranties or covenants hereunder) other than the undertaking to use commercially reasonable efforts to obtain or provide the same set forth in this Section 1.10. For the avoidance of doubt, neither the Seller nor any of its Affiliates warrants, or shall be responsible for, the successful maintenance or renewal of any Transferred Permit.

1.11. Contingent Payments.

(a) Milestone Events and Milestone Payments. Subject to the terms and conditions of this Agreement, Buyer shall make each applicable payment (each a “Milestone Payment”) set forth in Section 1.11(a)(i), Section 1.11(a)(ii) or Section 1.11(a)(iii) to the Seller promptly (and in any event no later than [**]) after the achievement by any member of the Buyer Rights Group of the relevant event listed under Sections 1.11(a)(i), Section 1.11(a)(ii) or Section 1.11(a)(iii), respectively (each, a “Milestone Event”).

(i) A one-time payment of [**] Dollars ($[**]) upon the First Commercial Sale of any CFTR MRT Product in the United States or European Union;

(ii) With respect to each Non-CFTR MRT Product, a one-time payment of [**] Dollars ($[**]) upon the [**], provided, however, that the Milestone Payment in this Section 1.11(a)(ii) shall be due no more than once with respect to any two Non-CFTR MRT Products if all of the MRT Compound(s) in one of the Non-CFTR MRT Products are the same as all of the MRT Compound(s) in the other Non-CFTR MRT Product (it being understood that, for purposes of this Section 1.11(a)(ii), (A) any metabolite, prodrug, hydrate or other solvate, analog, ester, salt, intermediate, stereoisomer, racemate, tautomer or polymorph of any MRT Compound shall be considered the same MRT Compound and (B) any MRT Compound containing a different sequence than (e.g., an optimized sequence of) any other MRT Compound shall be considered a different MRT Compound from such other MRT Compound), regardless of whether such Non-CFTR MRT Products containing such MRT Compound(s) have different strengths, formulations, dosage forms or modes of administration or are marketed and sold for different Indications; and

(iii) A one-time payment of [**] Dollars ($[**]) upon the first achievement of the aggregate Annual Net Sales of any MRT Product equaling or being greater than [**] Dollars ($[**]) (it being understood that the Annual Net Sales of any two MRT Products may be aggregated to determine whether the Milestone Event in this Section 1.11(a)(iii) has been achieved only if all of the MRT Compound(s) in one of the MRT Products are the same as all of the MRT Compound(s) in the other MRT Product (it being understood that, for purposes of this Section 1.11(a)(iii), (A) any metabolite, prodrug, hydrate or other solvate, analog, ester, salt, intermediate, stereoisomer, racemate, tautomer or polymorph of any MRT Compound shall be considered the same MRT Compound and (B) any MRT Compound containing a different sequence than (e.g., an optimized sequence of) any other MRT Compound shall be considered a different MRT Compound from such other MRT Compound), regardless of whether such MRT Products have different strengths, formulations, dosage forms or modes of administration or are marketed and sold for different Indications.

(b) For the avoidance of doubt, (i) no payment under Section 1.11(a)(i) or Section 1.11(a)(iii) shall be paid more than once, (ii) in no event shall the Buyer pay or otherwise owe any amounts in excess of Sixty Million Dollars ($60,000,000) in the aggregate pursuant to Section 1.11(a)(i) and Section 1.11(a)(iii) and (iii) without limiting the Buyer’s obligations hereunder (including under Section 1.11(e)), the Buyer does not represent or warrant that the development and commercialization of any MRT Product will be successful.

(c) Earn-Out Payments.

(i) Earn-Out Payment Rate. Subject to the remainder of this Section 1.11(c), with respect to each MRT Product in each country, Buyer shall pay to the Seller quarterly payments equal to [**] percent ([**]%) (“Earn-Out Payment Rate”) of Net Sales of each such MRT Product in each such country during the applicable Earn-Out Period (each such payment, on an MRT Product-by-MRT Product, quarter-by-quarter and country-by-country basis, an “Earn-Out Payment”).

(ii) Patent Right Expiration. With respect to any MRT Product in any country, if there is no Valid Claim that Covers such MRT Product (or any element thereof) in such country, then the Earn-Out Payment Rate for such MRT Product in such country shall be reduced by [**] percent ([**]%).

(d) Exception for Seller Activities. Notwithstanding anything to the contrary herein and for the avoidance of doubt, no Milestone Payment or Earn-Out Payment shall be due to the Seller for any MRT Product sold by Seller Parent or any of its controlled Affiliates, any of their respective distributors on their behalf or any of their respective licensees with respect to such MRT Product if such MRT Product was licensed to or acquired by Seller Parent or any of its controlled Affiliates from a member of the Buyer Rights Group.

(e) Diligence.

(i) During the Developmental Diligence Period, the Buyer shall, and shall cause the members of the Buyer Rights Group to, use Commercially Reasonable Efforts to develop MRT Products, seek and obtain Regulatory Approval therefor and achieve the Developmental Milestone Events.

(ii) From the date hereof until the end of the Earn-Out Period with respect to any MRT Product in any country, the Buyer shall, itself or through the members of the Buyer Rights Group, use Commercially Reasonable Efforts to market and sell such MRT Product in such country.

(iii) Other than the diligence obligations specifically set forth in this Section 1.11(e), neither the Buyer nor any other member of the Buyer Rights Group shall have other diligence obligations with respect to achievement of any Milestone Event, or to develop, market or sell any MRT Product.

(f) Methods of Payments; Foreign Currency. All Contingent Payments shall be paid in U.S. dollars by wire transfer to an account designated in writing by the Seller. For all Net Sales and Exclusions denominated in any currency other than U.S. dollars, the amount of such Net Sales and Exclusions shall be converted into U.S. dollars using the exchange rate for the relevant month (the “Monthly Rate”), such Monthly Rate being determined as the last price rate of exchange for such currencies on the last business day of the immediately preceding calendar month as published on Bloomberg page FXC (or such other publication as may be agreed upon in writing between the parties from time to time).

(g) Reporting.

(i) Within [**] following January 1st of each calendar year commencing in 2018 and continuing until [**] following the end of the Developmental Diligence Period, the Buyer shall provide the Seller with a reasonably detailed written report (each, an “Annual Report”) summarizing the status of the development of the MRT Products in order to achieve any Developmental Milestone Event that had not yet been achieved. Following receipt by the Seller of each Annual Report, the Seller may request a meeting with knowledgeable senior representatives of Buyer who are directly involved and engaged in the development activities of MRT Products, which meeting shall take place promptly, and in any event not later than [**] following such request, in person or by telephone conference or video conference as mutually agreed. At such meeting, such representatives of Buyer shall promptly respond, during such meeting (or, if not then practicable, as promptly as practicable thereafter), to the Seller’s reasonable inquiries to the extent appropriate for the purpose of providing the Seller with a reasonably detailed understanding of the efforts of Buyer to achieve the Milestone Events and Buyer’s progress with respect thereto.

(ii) The Buyer shall provide written notice to the Seller of the achievement of each Developmental Milestone Event no later than [**] after the occurrence thereof or after Buyer becomes aware of the achievement of such Developmental Milestone Event.

(iii) The Buyer shall, and shall cause the other members of the Buyer Rights Group to, keep books and records sufficient to determine the achievement of any Milestone Event and to calculate Contingent Payments.

(iv) With respect to each calendar quarter during the relevant Earn-Out Period, on an MRT Product-by-MRT-Product and country-by-country basis, the Buyer shall furnish the Seller with a report, within [**] after the end of such quarter, setting forth, with respect to each MRT Product in each country, Buyer’s good faith calculation of (A) the Net Sales during such calendar quarter and (B) the Exclusions with respect to the calculation of Net Sales for such calendar quarter.

(h) Audits. Upon the written request of the Seller, the Buyer shall, and shall cause the other members of the Buyer Rights Group to, permit an independent public accountant selected by the Seller and reasonably satisfactory to the Buyer and the relevant member of the Buyer Rights Group (the “Accountant”) to have reasonable access upon reasonable prior notice and during normal business hours, but no more than [**], to review the records specified in Section 1.11(g)(iii) solely for the purpose of determining the accuracy of the reports described in Section 1.11(g)(i) and (iv) (an “Audit”), at the Seller’s expense. Before conducting the Audit, the Accountant must execute a reasonable confidentiality agreement with the Buyer and, if applicable, the relevant Buyer Rights Group member. If the Accountant concludes that any Contingent Payment was not paid when due, the Seller shall be entitled to deliver a written notice of such non-payment (a “Dispute Notice”), in which case the Seller and the Buyer shall, for a period of not less than [**] after delivery of the Dispute Notice, attempt in good faith to resolve the items in dispute. If no agreement is reached by the Seller and the Buyer as to the calculation of the disputed amount within [**] after delivery of a Dispute Notice, then either party shall have the right to pursue applicable legal remedies in accordance with the provisions of Section 6.10. If the Seller and the Buyer agree, or any dispute resolution mechanism determines that, any Earn-Out Payment or any Milestone Payment was not paid as a result of an underreporting of Net Sales by more than [**] percent ([**]%), the Buyer shall reimburse the Seller for the reasonable out-of-pocket costs of the Audit. A quarterly period can only be subject to an Audit [**] and the Seller shall not be permitted to Audit a calendar quarter more than [**].

(i) Overdue Payments. Any portion of any Contingent Payment not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to [**] percentage points above the prime rate as reported by the Wall Street Journal, from time to time, compounded annually; provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law.

(j) Contractual Right Only. The rights and obligations of the Seller under this Section 1.11, including the right to receive payments, (i) are purely contractual rights and not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) do not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s equity securities and (iv) are not transferrable, assignable or redeemable (other than indirect transfers or assignments, transfers by operation of law or transfers or assignments to any Affiliate of the Seller).

(k) ROFN. Until the first dosing of the first patient with a CFTR MRT Product in a Phase 3 Trial, the Buyer shall notify the Seller in writing (each such notice, a “ROFN Notice”) (i) promptly after (x) the Buyer or any of its Affiliates receives from a third party (other than (1) any Affiliate of the Buyer or (2) any academic or non-profit research institution, hospital, contract research organization, contract manufacturer, contract employee, consultant or other third party, in the case of both clauses (1) and (2) in connection with licenses granted solely to conduct development activities on behalf of the Buyer or any of its Affiliates) of a proposal that the Buyer license or otherwise grant to such third party any rights to develop or sell any CFTR MRT Product in any country or group of countries (a “License Opportunity”), or sell (other than through a change of control of the Buyer) all or a substantial portion of the Transferred Assets or other assets of the Buyer and its Affiliates that are necessary for or related to the development and commercialization of CFTR MRT Products (a “Sale Opportunity”; each License Opportunity for a CFTR MRT Product and each Sale Opportunity, an “Opportunity”) and (y) the board of directors of the Buyer directs the Buyer to pursue the Opportunity referenced in such proposal and (ii) prior to the Buyer or any of its Affiliates commencing negotiations with a third party with respect to an Opportunity. For clarity, this Section 1.11(k) shall not prevent the Buyer or any of its Affiliates from executing any confidentiality agreement or participating in general discussions with prospective partners, investors, licensors, licensees or other third parties, provided that such agreement or discussion does not relate to an Opportunity. The Seller shall have thirty (30) calendar days after receipt of the relevant ROFN Notice (the relevant “Notice Period”) to notify the Buyer in writing of its interest in negotiating an agreement with the Buyer with respect to the relevant Opportunity. If the Seller notifies the Buyer in writing within the Notice Period that it desires to negotiate such an agreement (a “Negotiation Notice”), then the Seller and the Buyer shall negotiate exclusively with respect to such Opportunity for up to ninety (90) calendar days after the Buyer’s receipt of such Negotiation Notice, which period may be extended by mutual written agreement of the parties

(the relevant “Negotiation Period”) and, for the avoidance of doubt, neither the Buyer nor any of its Affiliates shall negotiate with any third parties or enter into any agreements with respect to an Opportunity during the Notice Period or the Negotiation Period. If (x) the Seller does not notify the Buyer in writing within the relevant Notice Period that it desires to negotiate an agreement for such Opportunity, or (y) the parties fail within the Negotiation Period to reach agreement on and execute a definitive agreement for such Opportunity, then, for a period of twelve (12) months after the end of the Notice Period (if the Seller does not send a Negotiation Notice) or the end of the Negotiation Period (if the Seller does send a Negotiation Notice), the Buyer may thereafter grant the rights to such Opportunity to a third party on such terms as the Buyer may determine in its sole discretion, without any further obligation to the Seller under this Section 1.11(k) with respect to the Opportunity described in the relevant ROFN Notice, and, for clarity, during such applicable twelve (12) month period the Buyer shall have no obligation to again provide a ROFN Notice to the Seller with respect to such Opportunity; provided, however, that, during such twelve (12) month period, prior to entering into a definitive agreement with a third party with respect to such Opportunity, (1) the Buyer shall not enter into a period of exclusive negotiation with a third party for such Opportunity for a period in excess of ninety (90) days and (2) subject to clause (1), the Seller may continue to discuss such Opportunity with the Buyer.

1.12. Product Sale. In no event shall the Buyer or any of its Affiliates effect any Product Sale to any Person, unless such Product Sale is to a Qualified Transferee and all of the following requirements are satisfied: (a) such Qualified Transferee in such Product Sale agrees in writing to be bound by, and assumes and succeeds to, all of the obligations of the Buyer under this Agreement with respect to all MRT Compounds, MRT Products, Transferred Intellectual Property and Derived Patents that are the subject of such Product Sale, and (b) prior to or simultaneously with the consummation of such Product Sale, (i) such Qualified Transferee delivers to the Seller an instrument of assumption, reasonably acceptable to the Seller, effecting the agreement, assumption and succession described in the foregoing clause (a), and (ii) the Buyer pays or causes to be paid to the Seller all Contingent Payments that have become due and payable under this Agreement prior to such consummation of such Product Sale. Following the consummation of any such Product Sale effected in accordance with this Section 1.12, the Buyer shall be secondarily liable for any obligations of the Qualified Transferee under this Agreement with respect to the MRT Compounds, MRT Products, Transferred Intellectual Property and Derived Patents that are the subject of such Product Sale (it being understood that the Buyer will remain primarily liable for any obligations of the Buyer (and the Buyer Rights Group) under this Agreement in connection with any sale, transfer or license that is not a Product Sale). Notwithstanding anything in this Agreement to the contrary, (x) any purported Product Sale in contravention of this Section 1.12 shall be null and void and the Buyer shall remain solely liable for all obligations of the Buyer under this Agreement with respect to all MRT Compounds, MRT Products, Transferred Intellectual Property and Derived Patents that are the subject of such purported Product Sale, (y) nothing in this Section 1.12 shall be construed to reduce, limit or otherwise modify any liability of the Buyer under this Agreement with respect to any conduct of any member of the Buyer Rights Group, other than following the consummation of a Product Sale to a Qualified Transferee in accordance with this Section 1.12, and (z) nothing in this Section 1.12 shall be construed to reduce, limit or otherwise modify any of the Seller’s rights or the Buyer’s obligations under Section 1.11(k).

1.13. Unblocking Licenses.

(a) Effective as of the Closing, the Seller, on behalf of itself, Seller Parent and each of its controlled Affiliates, hereby grants to the Buyer a worldwide, non-exclusive, royalty-free, fully-paid up, perpetual, irrevocable, non-transferable (except in accordance with Section 6.4) license, sublicensable through multiple tiers (but subject to Section 1.13(c)), under the Seller Licensed IP to research, develop, manufacture, commercialize (e.g., sell and offer for sale), use and import any MRT Compound used in the MRT Program as of the Closing Date (“Buyer License”).

(b) Effective as of the Closing, the Buyer hereby grants to Seller Parent, the Seller and their respective Affiliates a worldwide, non-exclusive, royalty-free, fully-paid up, perpetual, irrevocable, non-transferable (except in accordance with Section 6.4) license, sublicensable through multiple tiers (but subject to Section 1.13(d)), under the Transferred Patents and Transferred Know-How to conduct research on, develop, manufacture, commercialize (e.g., sell and offer for sale), use and import any product (that is not a messenger RNA therapeutic product) for any purpose other than in connection with the MRT Program (“Seller License”).

(c) The license granted to the Buyer under the Buyer License shall include the right of the Buyer to grant sublicenses thereunder to any Person. The Buyer shall remain liable to the Seller for all acts or omissions of its sublicensees as if they were acts or omissions of the Buyer under this Agreement.

(d) The license granted to the Seller under the Seller License shall include the right of the Seller to grant sublicenses thereunder to any Person. The Seller shall remain liable to the Buyer for all acts or omissions of its sublicensees as if they were acts or omissions of the Seller under this Agreement.

(e) Without limiting the express representations and warranties of the parties set forth in Article II and Article III, the Buyer License and Seller License are granted “as is” and the Seller and the Buyer each hereby disclaim any express or implied representations or warranties of any kind with respect to the Buyer License and Seller License, including those regarding merchantability, fitness for a particular purpose or of non-infringement. Except for the Buyer License and Seller License, no other licenses of Intellectual Property are granted to the Buyer or the Seller under this Agreement.

(f) The terms and conditions of Section 4.1 shall apply to the Buyer, its Affiliates and sublicensees and their respective Representatives with respect to all confidential or non-public information included in any embodiment of the Seller Licensed IP provided to Buyer, mutatis mutandis (it being understood that, to the extent that any Seller Licensed IP is maintained as a trade secret by the Seller or any of its Affiliates, such terms and conditions shall survive and continue to apply to the Buyer, its Affiliates and sublicensees until such Seller Licensed IP is no longer maintained as a trade secret by the Seller or any of its Affiliates).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Closing as follows, except, subject to Section 6.11, as set forth in the Seller Disclosure Schedule.

2.1. Organization, Standing and Power. The Seller and each of the Selling Subsidiaries is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, has all requisite (where applicable) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except as have not had and would not reasonably be expected to have a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole.

2.2. Authority; No Conflict; Required Filings and Consents.

(a) The Seller and each of the Selling Subsidiaries, as applicable, has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller and each of the Selling Subsidiaries, as applicable, of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Seller and each of the Selling Subsidiaries. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Seller and each of the Selling Subsidiaries, as applicable, and this Agreement and each such Ancillary Agreement is the legal, valid and binding obligation of the Seller and each of the Selling Subsidiaries, as applicable, enforceable against the Seller and each of the Selling Subsidiaries, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exception”).

(b) The execution, delivery and performance by the Seller and each of the Selling Subsidiaries, as applicable, of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws or similar organizational documents of the Seller and each of the Selling Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens, other than Permitted Liens, on or with respect to any of the Transferred Assets, or (iii) subject to compliance with the requirements specified in Section 2.2(c), conflict with or violate any Permit, concession, franchise, license or Law applicable to the Seller or any of the Selling Subsidiaries or any of their respective properties or assets, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole.

(c) No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller or any of the Selling Subsidiaries in connection with the execution, delivery and performance by the Seller or any of the Selling Subsidiaries, as applicable, of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the Contemplated Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole.

2.3. Taxes.

(a) The Seller and the Selling Subsidiaries have timely paid all Taxes which will have been required to be paid prior to the Closing, the non-payment of which would reasonably be expected to result in a Lien on any Transferred Asset or would reasonably be expected to result in the Buyer becoming liable or responsible therefor.

(b) The Seller and the Selling Subsidiaries have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Transferred Assets and are incurred in or attributable to the Pre-Closing Tax Period.

(c) There are no Liens with respect to Taxes upon any of the Transferred Assets, other than with respect to Permitted Liens.

(d) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.3 are the only representations and warranties of the Seller and the Selling Subsidiaries with respect to Tax matters.

2.4. Intellectual Property.

(a) The Seller or a Selling Subsidiary is the sole and exclusive owner of, and has good title to, the Transferred Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in Section 2.4(b) of the Seller Disclosure Schedule, the Seller’s or a Selling Subsidiary’s title in and to the Transferred Intellectual Property is held free and clear of any requirement to make any royalty or similar payments.

(c) Except as set forth in Section 2.4(c) of the Seller Disclosure Schedule, neither the Seller nor any of the Selling Subsidiaries has licensed or granted any rights under or to the Transferred Intellectual Property to any third party, including any Affiliate of the Seller, other than to academic or non-profit research institutions, hospitals, contract research organization or contract manufacturers solely to conduct development activities on behalf of the Seller or any of its Affiliates.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, all Transferred Patents have been duly filed or registered (as applicable) with the applicable Governmental Entity and maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and have not lapsed or expired.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, to the Seller’s Knowledge, (i) the research, development, manufacture, commercialization, use or importation of any MRT Compound, MRT Product or other Transferred Asset, in each case as used in the MRT Program as of the Closing, do not infringe or violate, or constitute a misappropriation of, any Intellectual Property of any third party, (ii) no third party, including any Affiliate of the Seller, is infringing or violating or misappropriating any of the Transferred Intellectual Property, (iii) neither the Seller nor any of the Selling Subsidiaries has sent any written notice of infringement or misappropriation to, or asserted or threatened any action or claim of infringement or misappropriation against, any Person involving or relating to any Transferred Intellectual Property, (iv) the Seller and each of its Affiliates has taken reasonable measures, to maintain in confidence all material trade secrets and confidential information comprising a part of the Transferred Intellectual Property, (v) there is no pending or threatened claim, interference, opposition or demand of any third party, including any Affiliate of the Seller, challenging the ownership, validity or scope of any Transferred Intellectual Property, (vi) all Transferred Patents are valid and enforceable, (vii) neither Seller Parent nor any of its Subsidiaries has been served with or provided written notice or, to the Seller’s Knowledge, other notice that any Transferred Intellectual Property is the subject of any Order barring or limiting the Seller’s use of any such Transferred Intellectual Property, and (viii) no Transferred Intellectual Property was developed, in whole or in part, under contract with or using the facilities, funding or personnel of any Governmental Entity or university or other educational institution that would give any such Governmental Entity, university or institution any rights to such Transferred Intellectual Property or entitle any such Governmental Entity, university or institution to royalties or other payments with respect to the exploitation of such Transferred Intellectual Property.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, to the Seller’s Knowledge, the Transferred Internal Systems are adequate and sufficient with respect to their working condition and operate in a manner consistent with their specifications.

(g) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.4 are the only representations and warranties of the Seller and the Selling Subsidiaries with respect to Intellectual Property matters.

2.5. Contracts.

(a) Section 2.5(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Transferred Contract (other than (i) licenses for off-the-shelf software commercially available on non-discriminatory pricing terms and (ii) non-exclusive licenses of Transferred Intellectual Property granted by the Seller or any of its Affiliates in the Ordinary Course of Business that are (A) set forth in Section 2.4(c) of the Seller Disclosure Schedule or (B) granted to academic or non-profit research institutions, hospitals, contract research organization or contract manufacturers solely to conduct development activities on behalf of the Seller or any of its Affiliates) that is material to the MRT Program, taken as a whole (such Contracts required to be scheduled by this Section 2.5(a), the “Material Contracts”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, (i) the Seller has furnished to the Buyer a complete and accurate copy of each Material Contract, (ii) each Material Contract is a legal, valid and binding obligation of the Seller (or its applicable Affiliate) and, to the Seller’s Knowledge, of each other party thereto, and is enforceable (subject to the Bankruptcy Exception) and in full force and effect with respect to the Seller (or its applicable Affiliate), and, to the Seller’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms and (iii) neither the Seller (or its applicable Affiliate) nor, to the Seller’s Knowledge, any other party to any Material Contract is in violation in any material respect of or in default in any material respect under, nor, to the Seller’s Knowledge, does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a violation of or default under or permit termination of or modification or acceleration of any obligations of the Seller (or its applicable Affiliate) pursuant to any Material Contract.

2.6. Litigation. There is no action, suit, proceeding, claim, arbitration or, to the Seller’s Knowledge, investigation pending against Seller Parent or any of its Subsidiaries with respect to, or affecting, the MRT Program of which Seller Parent or any of its Subsidiaries has received written notice and, to the Seller’s Knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened in writing against Seller Parent or any of its Subsidiaries which, in each case, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole. There are no unsatisfied material judgments or outstanding material orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or by an arbitrator against any of the Transferred Assets or against Seller Parent or any of its Subsidiaries with respect to, or affecting, the MRT Program.

2.7. Compliance With Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, the Seller and each of the Selling Subsidiaries is and since January 1, 2014 has been, in compliance in all material respects with, is not in material violation of, and, since January 1, 2014, has not received any written notice alleging any material violation with respect to, any applicable Law with respect to the MRT Program or the ownership or operation of the Transferred Assets.

2.8. Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, (i) the Seller and the Selling Subsidiaries have all material Permits necessary for the Seller and each of the Selling Subsidiaries to own, lease or operate the Transferred Assets and conduct the MRT Program in the manner currently conducted (the “Seller Permits”), (ii) each of the Seller and the Selling Subsidiaries, as applicable, is in compliance in all material respects with the terms of the Seller Permits and has not received any written notices that it is in violation of any of the terms or conditions of such the Seller Permits, (iii) all Seller Permits are in full force and effect and no action or claim is pending or, to the Seller’s Knowledge, threatened in writing to revoke, suspend, adversely modify or terminate any Seller Permit or declare any Seller Permit invalid in any material respect and (iv) neither Seller Parent nor any of its Subsidiaries has received any written notice with respect to any failure by Seller Parent or any of its Subsidiaries to have any Seller Permit.

2.9. Regulatory Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, and in each case solely with respect to the MRT Program:

(a) Seller Parent and each of its Subsidiaries is developing, testing, labeling, packaging, manufacturing, marketing, distributing, and storing, and at all times has developed, tested, labeled, packaged, manufactured, marketed, distributed, and stored the product(s) and product candidate(s) relating to the MRT Program in compliance in all material respects with (i) the FDC Act, (ii) the medicinal products laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Entities in the European Union, including the EMA, and (iii) any other applicable Governmental Entities in any other country where Seller Parent or any of its Subsidiaries has developed, tested, labeled, packaged, manufactured, distributed or stored any such product(s) and product candidate(s). Seller Parent and each of its Subsidiaries has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA and (ii) any applicable privacy Laws with respect to the product(s) and product candidate(s) relating to the MRT Program.

(b) All preclinical studies and other studies and tests of the product(s) and product candidate(s) relating to the MRT Program conducted by or on behalf of the Seller have been, and if still pending are being, conducted in material compliance, to the extent applicable, with good laboratory practices, good clinical practices and all applicable Laws, including the FDC Act and the respective counterparts thereof outside the United States.

(c) All documents filed by Seller Parent or any of its Subsidiaries with the FDA or any other Governmental Entity with respect to the product(s) and product candidate(s) relating to the MRT Program, or the manufacturing, handling, storage or shipment of such product(s) or product candidate(s), were, at the time of filing, true, complete and accurate in all material respects.

(d) With respect to the product(s) or product candidate(s) relating to the MRT Program, the Seller has not received any written notice of FDA regulatory actions against Seller Parent or any of its Subsidiaries, including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other notice from any governmental entity alleging or asserting material noncompliance with any Law. Neither Seller Parent, its Subsidiaries nor their respective suppliers or contract manufacturers have received an FDA Form 483 or any other written notice from a Governmental Entity of inspectional observations related to or affecting the product(s) and product candidate(s) relating to the MRT Program, which has not been closed out by the FDA or the relevant Governmental Entity.

(e) The Seller and each of the Selling Subsidiaries has filed with the FDA and any other applicable Governmental Entity all notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are required by Law and material to the continued development or handling of the product(s) and product candidate(s) relating to the MRT Program.

(f) Neither Seller Parent nor any of its Subsidiaries have received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit or, to the Seller’s Knowledge, investigation from the FDA or any other Governmental Entity alleging that any operation or activity of Seller Parent or any of its Subsidiaries in connection with the MRT Program is in material violation of the FDC Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, proceeding or, to the Seller’s Knowledge, investigation for which the Seller has received written notice is pending or, to the Seller’s Knowledge, threatened against Seller Parent or any of its Subsidiaries in connection with the MRT Program. To the Seller’s Knowledge, there has not been any material violation of any laws by Seller Parent or any of its Subsidiaries in its product development efforts, submissions or reports to any Governmental Entity in connection with the MRT Program that could reasonably be expected to require investigation, corrective action or enforcement action.

(g) With respect to the MRT Program, (i) neither Seller Parent nor any of its Subsidiaries have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws and (ii) neither the Seller nor, to the Seller’s Knowledge, any of its officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 21 U.S.C. Section 335a. To the Seller’s Knowledge, no claims, actions, proceedings or investigations with respect to the MRT Program that would reasonably be expected to result in such a material debarment or exclusion of the Seller or any of the Selling Subsidiaries are pending or threatened against the Seller or any of the Selling Subsidiaries or any of their respective officers, employees or agents.

(h) Neither the Seller nor or any of the Selling Subsidiaries, nor, to the Seller’s Knowledge, any officer or employee of the Seller or any of the Selling Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws with respect to the MRT Program. Neither the Seller nor, or any of the Selling

Subsidiaries, nor, to the Seller’s Knowledge, any officer or employee of the Seller or any of the Selling Subsidiaries, has been convicted of any crime or engaged in any conduct with respect to the MRT Program for which such Person or entity could be excluded from participating in the Federal healthcare programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws. Neither the Seller nor any of the Selling Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with respect to the MRT Program with or imposed by any Governmental Entity.

(i) Neither Seller Parent nor any of its Subsidiaries is subject to any investigation related to any MRT Product or the MRT Program that is pending and of which Seller Parent or any of its Subsidiaries has been notified in writing or, to the Seller’s Knowledge, which has been threatened in writing, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. §3729).

(j) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.9 are the only representations and warranties of the Seller and the Selling Subsidiaries with respect to regulatory matters.

2.10. Affiliate Transactions. To the Seller’s Knowledge, no officer, director or employee of the Seller or a Selling Subsidiary (a) has any interest, ownership or right in or to any Transferred Asset or any asset, right or property (tangible or intangible) related to the MRT Program, (b) has asserted any claim or cause of action against the Seller related to the MRT Program or (c) except in his or her capacity as an officer, employee or director, has participated in the research, development, manufacture or commercialization of any MRT Compound or MRT Product or any activities with respect to the MRT Program.

2.11. Brokers.

Other than the Financial Advisory Fee payable pursuant to the Engagement Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Seller Parent or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions. The Seller and MTS Securities, LLC (“MTS”) have entered into an engagement letter, dated July 28, 2016 (as amended by Amendment #1 to Engagement Letter effective as of October 27, 2016, and Amendment #2 to Engagement Letter and Assumption Agreement effective as of the Closing), in connection with the Contemplated Transactions (the “Engagement Letter”), and the Seller has delivered to the Buyer a true and complete copy of the Engagement Letter, including all schedules and exhibits thereto, specifying all fees, payments (including equity payments) or commissions due and payable to MTS under the Engagement Letter (the “Financial Advisory Fee”).

2.12. Title to Transferred Assets.

The Seller or a Selling Subsidiary is the sole and exclusive owner of and has good and valid title to (or, in the case of leased properties or assets, the Seller or a Selling Subsidiary has valid leasehold interests in), each of the Transferred Assets, and all Transferred Assets are free of all Liens, other than Permitted Liens. At the Closing, the Seller (or the applicable Selling Subsidiary) shall transfer and deliver to the Buyer good and valid title to each of the Transferred Assets free and clear of all Liens other than Permitted Liens. Each Selling Subsidiary is a Subsidiary of Seller Parent.

2.13. Sufficiency of Transferred Assets. Except for the Excluded Assets described in Section 1.2(a)-(m), the Transferred Assets, together with the rights granted to the Buyer under this Agreement and the Ancillary Agreements, constitute all of the material personal property and material assets that are necessary and sufficient for the conduct of the MRT Program as conducted as of the date hereof by Seller Parent and its controlled Subsidiaries.

2.14. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, (i) Seller Parent, each of its Subsidiaries (in each case solely in connection with the MRT Program or the Transferred Assets) and the MRT Program are and have been for the past three (3) years in compliance in all material respects with all applicable Environmental Laws with respect to the MRT Program or the ownership or operation of the Transferred Assets, and have not received any outstanding written notice alleging any material violation of Environmental Law with respect to the MRT Program or the ownership or operation of the Transferred Assets; (ii) there is no pending or, to the Seller’s Knowledge, threatened in writing, action, suit, hearing or litigation, notice of violation or judicial or administrative proceeding or, to the Seller’s Knowledge, demand or investigation, relating to any legal obligation or liability arising under Environmental Law, including any Pre-Closing Off-Site Liabilities or any violation of Environmental Law, involving Seller Parent, any of its Subsidiaries (in each case, solely in connection with the MRT Program or the Transferred Assets) or the MRT Program; and (iii) to the Seller’s Knowledge, no Materials of Environmental Concern have been Released by Seller Parent or any of its Subsidiaries at any property currently or formerly owned, operated or leased by Seller Parent or any of its Subsidiaries, in each case, solely in connection with the MRT Program, in violation of applicable Environmental Law or in a manner that would reasonably be expected to result in any legal obligation or liability arising under Environmental Law.

(b) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.14 are the only representations and warranties of the Seller and the Selling Subsidiaries with respect to Environmental Law, Materials of Environmental Concern, Pre-Closing Off-Site Liabilities and other environmental matters.

2.15. Real Property.

(a) Section 2.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of the Leases. The Seller has made available to the Buyer a true and complete copy of each Lease. With respect to each Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole:

(i) such Lease is valid, binding, enforceable and in full force and effect, and the Seller or a Selling Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) neither the Seller nor any Selling Subsidiary is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Seller has paid all rent due and payable under such Lease;

(iii) neither the Seller nor any Selling Subsidiary has received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Seller or a Selling Subsidiary under any of the Leases and, to the Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) neither the Seller nor any Selling Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) neither the Seller nor any Selling Subsidiary has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, (i) neither the Seller nor any Selling Subsidiary has received any written notice of (A) material violations of building codes or zoning ordinances or other applicable Laws, (B) existing, pending or, to the Seller’s Knowledge, threatened in writing, condemnation proceedings affecting the Leased Real Property or (C) existing, pending or to the Seller’s Knowledge, threatened in writing, zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated and (ii) during the tenancy of the Seller or any Selling Subsidiary, neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty.

2.16. Labor and Employment.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole, Section 2.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following information for all individuals (including, for the avoidance of doubt, employees, independent contractors, officers, directors or consultants) who are exclusively or primarily engaged in the MRT Program (collectively, the “Business Employees”): name, employment status (i.e., employee or independent contractor), job title, rate of compensation (and the portions thereof attributable to salary, bonus and other compensation), exempt classification (i.e., exempt or non-exempt), leave of absence status (whether or not on a leave of absence and, if so, for how long), accrued vacation, and severance pay.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the MRT Program, taken as a whole (i) no delays under applicable immigration Laws would be required with respect to the employment of any Business Employee on the Closing Date, (ii) no Business Employees are covered by unions nor, to the Seller’s Knowledge, have any union organizational efforts occurred with respect to the Business Employees in the three (3) preceding years, (iii) the Seller and each of the Selling Subsidiaries is in compliance in all material respects with all employment Laws applicable to the Business Employees and (iv) except as set forth on Section 2.16(b) of the Seller Disclosure Schedule, there have been no charges, suits, complaints, grievances, disciplinary matters or controversies pending or, to the Seller’s Knowledge, threatened in writing, between the Seller (or a Selling Subsidiary) and any Business Employee.

(c) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.16 are the only representations and warranties of the Seller and the Selling Subsidiaries with respect to labor and employment matters.

2.17. Restricted Securities; Legends.

(a) The Seller understands that the shares of Buyer Common Stock to be received by the Seller in connection with the Contemplated Transactions have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act. The Seller understands that under applicable securities Laws, the Seller may be required to hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) The Seller understands that the shares of Buyer Common Stock to be received by it in connection with the Contemplated Transactions may be notated with one or more of the following legends:

(i) THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

(ii) any legend required by (x) applicable securities Laws to the extent such Laws are applicable to the shares of Buyer Common Stock represented by the certificate, instrument, or book entry so legended or (y) the Ancillary Agreements.

2.18. Accredited Investor. The Seller is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act). The Seller agrees to furnish any additional information reasonably requested by the Buyer to assure compliance with applicable securities Laws in connection with the Contemplated Transactions.

2.19. Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article II, the Seller is not making any other representations or warranties, express or implied, with respect to the MRT Program or the Transferred Assets. The Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Seller or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall constitute any waiver by the Buyer of, a limitation of the Buyer’s ability to pursue or recover for, or a disclaimer by Seller of liability for, a claim based on or arising out of actual and knowing common law fraud.

2.20. Future Performance. Without limiting the representations and warranties in Article III, the Seller acknowledges that none of the Buyer, any of its Affiliates, any of their respective Representatives or any other Person makes, and the Seller (on behalf of itself and its Affiliates) disclaims any reliance upon, any representation or warranty with respect to the future performance of the Buyer, including any projections, estimates or budgets delivered to or made available to the Seller or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) with respect to the Buyer. Notwithstanding the foregoing, nothing in this Agreement shall constitute any waiver by the Seller of, a limitation of the Seller’s ability to pursue or recover for, or a disclaimer by Buyer of liability for, a claim based on or arising out of actual and knowing common law fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the Closing as follows, except, subject to Section 6.11, as set forth in the Buyer Disclosure Schedule. For purposes of the representations and warranties in this Article III, the term the “Buyer” shall include any Subsidiaries of the Buyer, unless otherwise expressly noted herein.

3.1. Organization, Standing and Power. The Buyer and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole. The Buyer has provided to the Seller prior to the date hereof complete and correct copies of the Buyer’s certificate of incorporation and bylaws, as such organizational documents will be in effect immediately following the Closing and the consummation of the First Tranche (such certificate of incorporation, the “Charter”).

3.2. Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement, each of the Ancillary Agreements to which it will be a party and the Series C PSA, and the consummation of the Contemplated Transactions by the Buyer, have been duly authorized by all necessary corporate action on the part of the Buyer (including any consents or actions required to be received from and/or taken by any of Buyer’s equityholders). This Agreement, each such Ancillary Agreement and the Series C PSA has been duly executed and delivered by the Buyer and this Agreement, each such Ancillary Agreement and the Series C PSA is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception. As of the Closing, the Voting Agreement, the ROFR/Co-Sale Agreement, the Investors’ Rights Agreement and the Registration Rights Agreement shall have been duly executed by a sufficient number of investors and other Persons for such agreements to be amended and restated in accordance with their respective terms. Neither the Buyer nor any of its Subsidiaries are party to any other shareholder, investor rights, voting, registration rights or similar agreements.

(b) The execution, delivery and performance by the Buyer of this Agreement, each of the Ancillary Agreements to which it is a party and the Series C PSA, and the consummation by the Buyer of the Contemplated Transactions, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 3.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to the Buyer or any of its properties or assets, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement, each of the Ancillary Agreements to which it is a party or the Series C PSA or the consummation by the Buyer of the Contemplated Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole.

3.3. Capitalization.

(a) Immediately following the Closing and the consummation of the First Tranche, (i) the authorized capital stock of the Buyer will consist of 191,288,294 shares of Buyer Common Stock and 121,085,582 shares of Buyer Preferred Stock, (ii) there will be (A) 47,404,006 shares of Buyer Common Stock and 121,085,582 shares of Buyer Preferred Stock outstanding and (B) no shares of Buyer Stock held in treasury, and (iii) all outstanding Buyer Securities will be held by the Persons and in the amounts set forth on Section 3.3(a) of the Buyer Disclosure Schedule. Except as set forth in Section 3.3(a) of the Buyer Disclosure Schedule, there are no (and immediately following the Closing and the consummation of the First Tranche there will be no) outstanding (x) shares of capital stock or voting securities of the Buyer, (y) securities of the Buyer convertible into or exchangeable for shares of capital stock or voting securities of the Buyer or (z) options or other rights to acquire from the Buyer, or other obligation of the Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Buyer (collectively, “Buyer Securities”). The rights, privileges and preferences of the Buyer Preferred Stock are as stated in the Charter and as provided by the Delaware General Corporation Law.

(b) The Buyer has reserved 16,129,534 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders, and of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, 1,165,532 options to purchase shares have been granted and are currently outstanding, and 14,964,002 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to its 2016 Stock Incentive Plan.

(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each of the Buyer’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Buyer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Buyer’s or its Subsidiaries’ organizational documents or any agreement to which the Buyer or its Subsidiaries is a party or is otherwise bound. There are no outstanding (i) securities of the Buyer or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the Buyer’s Subsidiaries or (ii) options or other rights to acquire from the Buyer or any of its Subsidiaries, or other obligation of the Buyer or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of its Subsidiaries (the items in Section 3.3(b)(i) and Section 3.3(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4. Buyer Stock. The shares of Buyer Stock subject to issuance pursuant to this Agreement, upon issuance will be duly authorized, validly issued, fully paid and non-

assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions imposed as a result of any action of the Seller), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and will not trigger any anti-dilution protection or similar rights, under any provision of the Delaware General Corporation Law, the Buyer’s or its Subsidiaries’ organizational documents or any agreement to which the Buyer or its Subsidiaries is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Stock or Buyer Securities.

3.5. Subsidiaries. Each of the Buyer’s Subsidiaries and their respective jurisdictions of incorporation are identified on Section 3.5 of the Buyer Disclosure Schedule. Except as set forth on Section 3.5 of the Buyer Disclosure Schedule, the Buyer does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Buyer is not a participant in any joint venture, partnership or similar arrangement.

3.6. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Buyer’s Knowledge, currently threatened in writing: (i) against the Buyer or any of its Subsidiaries, or any officer or director of the Buyer or any of its Subsidiaries arising out of their employment or Board relationship with the Buyer or any of its Subsidiaries; (ii) that questions the validity of the Agreement or any Ancillary Agreement or the right of the Buyer to enter into them, or to consummate the Contemplated Transactions; or (iii) that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole. Neither the Buyer nor any of its Subsidiaries nor, to the Buyer’s Knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Buyer or any of its Subsidiaries). There is no action, suit, proceeding or investigation by the Buyer or any of its Subsidiaries pending or which the Buyer intends to initiate. The foregoing includes actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Buyer) involving the prior employment of any of the Buyer’s or any of its Subsidiaries’ employees, their services provided in connection with the Buyer’s or any of its Subsidiaries’ business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.7. Intellectual Property.

(a) The Buyer owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Buyer Intellectual Property without any known conflict with, or infringement of, the rights of others. The Buyer Intellectual Property that is owned by the Buyer or any of its Subsidiaries is free and clear of any and all mortgages, deeds of trust, liens, loans and encumbrances other than non-exclusive licenses granted to conduct research or development activities on behalf of the Buyer or any of its Subsidiaries. To the Buyer’s Knowledge, the Buyer Intellectual Property licensed by the Buyer or any of the Subsidiaries is free and clear of any and all mortgages, deeds of trust, liens, loans and encumbrances, other than the licenses granted to the Buyer or any of its Subsidiaries and any non-exclusive licenses granted to conduct research or development activities on behalf of the Buyer or any of its Subsidiaries.

(b) To the Buyer’s Knowledge, no Intellectual Property other than the Buyer Intellectual Property, is necessary to be used for the conduct of the Buyer’s and its Subsidiaries’ business as conducted as of immediately prior to the Closing. To the Buyer’s Knowledge, no product or service marketed or sold (and no product or service proposed to be marketed or sold and owned by or licensed to the Buyer or any of its Subsidiaries immediately prior to the Closing) by the Buyer or any of its Subsidiaries violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, neither the Buyer nor any of its Subsidiaries is a party to any outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Buyer Intellectual Property, nor is the Buyer nor any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither Buyer nor any of its Subsidiaries has received any communications alleging that the Buyer or any of its Subsidiaries has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Neither the Buyer nor any of its Subsidiaries is in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any licensed Buyer Intellectual Property. Neither the Company nor any of its Subsidiaries has entered into any covenant not to compete or any contract or agreement limiting or purporting to limit the ability of the Buyer or any of the Subsidiaries to exploit fully the Buyer Intellectual Property. The Buyer and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Buyer’s and its Subsidiaries’ business. To the Buyer’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire, other than those Persons it intends to hire on or shortly after the Closing) made prior to their employment by the Buyer that are not owned by or licensed to the Buyer or any of its Subsidiaries. Each employee and consultant has assigned to the Buyer or any of its Subsidiaries all intellectual property rights he or she owns that are related to the Buyer’s business as now conducted, or as presently proposed to be conducted for products owned by or licensed to the Buyer or any of its Subsidiaries immediately prior to the Closing, that were conceived, authored or otherwise created during the term of his or her engagement by the Buyer or any of its Subsidiaries. Section 3.7 of the Buyer Disclosure Schedule lists all Domain Names, Patent Rights, registered Trademarks, applications for Trademark registration, and registered copyrights included in the Buyer Intellectual Property and owned by the Buyer or any of its Subsidiaries or prosecuted by the Buyer or any of its Subsidiaries. The Buyer has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 3.7, the Buyer shall be deemed to have knowledge of a patent right if the Buyer has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent Laws. The Buyer and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Buyer Intellectual Property. The Buyer Intellectual Property owned by the Buyer or any of its Subsidiaries was not developed using any Governmental Entity or university funding, resources or staff, and no such Governmental Entity or university has any rights to any of such Buyer Intellectual Property.

3.8. Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole, neither the Buyer nor any of its Subsidiaries is in violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) any provision of Law applicable to the Buyer or any of its Subsidiaries.

3.9. Agreements; Actions.

(a) Except for this Agreement and the Ancillary Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Buyer is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Buyer in excess of $250,000 as of the Closing, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Buyer, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Buyer’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Buyer with respect to infringements of proprietary rights or (v) any restriction on Buyer’s freedom to engage in any business or compete with any Person.

(b) The Buyer has not (i) authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities in excess of $100,000 individually or $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (b) and (c) of this Section 3.9, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Buyer has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Buyer is not a guarantor or indemnitor of any indebtedness of any other Person.

3.10. Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Buyer’s board of directors, and (iii) the purchase of shares of the Buyer’s capital stock and the issuance of options to purchase shares of Buyer Common Stock, in each instance, approved in the written minutes or consents of the Buyer’s board of directors, there are no agreements, understandings or proposed transactions between the Buyer and any of its officers, directors, consultants or any Affiliate thereof.

(b) The Buyer is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Buyer’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Buyer or, (ii) to the Buyer’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Buyer is affiliated or with which the Buyer has a business relationship, or any firm or corporation which competes with the Buyer except that directors, officers or employees or stockholders of the Buyer may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Buyer. To the Buyer’s Knowledge, other than holding shares of capital stock of the Buyer (and all agreements related thereto), employment agreements or as set forth on the Buyer Disclosure Schedule, none of the Buyer’s officers or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract or arrangement with the Buyer. To the Buyer’s Knowledge, none of the officers or directors, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Buyer’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

3.11. Rights of Registration and Voting Rights. Except as provided in the Amended and Restated Registration Rights Agreement, the Buyer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Buyer’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Buyer has entered into any agreements with respect to the voting of capital shares of the Buyer.

3.12. Absence of Liens. The property and assets that the Buyer owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets. With respect to the property and assets it leases, the Buyer is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

3.13. Financial Statements. The Buyer has delivered to the Seller its audited consolidated financial statements as of December 31, 2015 and for the fiscal year ended December 31, 2015 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2016 and for the nine-month period ended September 30, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects in accordance with GAAP the consolidated financial condition and operating results of the Buyer and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. The Buyer and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.14. Liabilities. Except as set forth in the unaudited balance sheet as of September 30, 2016 included in the Financial Statements, the Buyer and its Subsidiaries have no Liabilities of any kind whatsoever, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities incurred in the ordinary course of business subsequent to September 30, 2016 that, individually or in the aggregate, are not material to the Buyer and its Subsidiaries, taken as a whole (and do not arise from any breach, tort, infringement, criminal misconduct or any other extraordinary event).

3.15. Changes. Since September 30, 2016, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Buyer and its Subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Buyer Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Buyer Material Adverse Effect;

(c) any waiver or compromise by the Buyer or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Buyer or any of its Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Buyer Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Buyer or any of its Subsidiaries or any of their assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Buyer;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Buyer or any of its Subsidiaries, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Buyer’s or any of its Subsidiaries’ ownership or use of such property or assets;

(i) any loans or guarantees made by the Buyer or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Buyer’s or any of its Subsidiaries’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Buyer or any of its Subsidiaries;

(k) any sale, assignment or transfer of any Buyer Intellectual Property that could reasonably be expected to result in a Buyer Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Buyer or any of its Subsidiaries;

(m) to the Buyer’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Buyer’s industry generally, that could reasonably be expected to result in a Buyer Material Adverse Effect; or

(n) any arrangement or commitment by the Buyer or any of its Subsidiaries to do any of the things described in this Section 3.15.

3.16. Employee Matters.

(a) As of immediately prior to the Closing, the Buyer employs forty-seven (47) full-time employees and engages three (3) consultants or independent contractors. Section 2.16(a) of the Buyer Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Buyer who received compensation in excess of $250,000 for the fiscal year ended December 31, 2015 or is anticipated to receive compensation in excess of $250,000 for the fiscal year ending December 31, 2016.

(b) To the Buyer’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Buyer or that would conflict with the Buyer’s business. Neither the execution nor the delivery of the this Agreement or any of the Ancillary Agreements, nor the carrying on of the Buyer’s business by the employees of the Buyer, nor the conduct of the Buyer’s business as now conducted and as presently proposed to be conducted, will, to the Buyer’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Buyer is not delinquent in, or otherwise liable for, payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or on its behalf to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Buyer has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Buyer has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Buyer and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Buyer’s Knowledge, no Key Employee intends to terminate employment with the Buyer or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Buyer have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Buyer is terminable at the will of the Buyer. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Buyer has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Buyer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings (or written consents in lieu thereof) of the Buyer’s board of directors.

(f) Each former Key Employee whose employment was terminated by the Buyer has entered into an agreement with the Buyer providing for the full release of any claims against the Buyer or any related party arising out of such employment.

(g) The Buyer has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings or written consents of the board of directors.

(h) Section 3.16(h) of the Buyer Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Buyer, or which the Buyer participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Buyer has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

3.17. Taxes.

(a) All income and other material Tax Returns of the Buyer and its Subsidiaries (including any predecessor) have been filed when due in accordance with all applicable laws; (ii) all such Tax Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on any Tax Return of the Buyer and its Subsidiaries (including any predecessor) have been timely paid, or withheld and remitted, to the appropriate Governmental Entity.

(b) The charges, accruals and reserves for Taxes with respect to the Buyer and its Subsidiaries reflected on the books of the Buyer and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Taxes accruing through the end of the last period for which the Buyer and its Subsidiaries ordinarily record items on their respective books; (ii) since the end of the last period for which the Buyer and its Subsidiaries ordinarily record items on their respective books, neither the Buyer nor any of its Subsidiaries has incurred any material Taxes other than in the ordinary course of business.

(c) (i) All Tax Returns of the Buyer and its Subsidiaries (including any predecessor) filed through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Buyer nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Buyer or any of its Subsidiaries (including any predecessor) is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (iii) there is no claim, audit, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Buyer or any of its Subsidiaries (including any predecessor) in respect of any Tax or Tax Asset.

(d) No claim has been made by any Governmental Entity in a jurisdiction where the Buyer and/or its Subsidiaries (including any predecessor) do not file Tax Returns that the Buyer or any of its Subsidiaries (including any predecessor) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) The Buyer and its Subsidiaries (including any predecessor) have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party.

(f) (i) Neither the Buyer nor any of its Subsidiaries (including any predecessor) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Buyer was the common parent; (ii) neither the Buyer nor any of its Subsidiaries is party to any Tax Sharing Agreement; and (iii) neither the Buyer nor any of its Subsidiaries (including any predecessor) has entered into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with any Governmental Entity with regard to the Tax Liabilities of the Buyer or any of its Subsidiaries (including any predecessor) affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

3.18. Insurance. The Buyer has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.19. Confidential Information Agreements. Each employee, consultant and officer of the Buyer has executed an agreement with the Buyer regarding nondisclosure and development substantially in the Buyer’s standard form (each a “Confidential Information Agreement”). To the Knowledge of the Buyer, none of its employees is in violation of his or her Confidential Information Agreement. No employee of the Buyer has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. The Buyer is not aware that any of its employees is in violation thereof.

3.20. Employee Agreements. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the Buyer’s standard form. The Buyer is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.20.

3.21. Permits. The Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole. The Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.22. Buyer Documents.

(a) The Buyer’s organizational documents are in the form provided to the Seller. The copy of the minute books of the Buyer provided to the Seller contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

(b) The certificate of incorporation and bylaws of each of the Buyer’s Subsidiaries are in the form provided to the Seller. The copy of the minute books of the Buyer’s Subsidiaries provided to the Seller contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation of each such Subsidiary and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.23. Environmental and Safety Laws. Except as could not reasonably be expected to have a Buyer Material Adverse Effect or be material to the Buyer and its Subsidiaries, taken as a whole, to its Knowledge: (a) the Buyer is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Buyer’s knowledge threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Buyer; (c) there have been no Hazardous Substances generated by the Buyer that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Buyer, except for the storage of hazardous waste in compliance with Environmental Laws. The Buyer has made available to the Seller true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the Buyer.

For purposes of this Section 3.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to: (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances; and “Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof.

3.24. Product Regulatory Review.

(a) To the Buyer’s Knowledge, the Buyer does not currently have any product or compound under review by the FDA or any other federal, state or foreign Governmental Entity and (ii) the Buyer has not received any written notice or other written communication from the FDA or any other federal, state or foreign governmental entity (A) contesting the premarket approval of, the uses of or the labeling and promotion of any products or compounds currently under research and/or development by the Buyer, subject to the jurisdiction of the FDA under FDA Act or (each such product, a “Life Science Product”) (B) otherwise alleging any material violation by the Buyer of any law, regulation or other legal provision applicable to a Life Science Product.

(b) The Buyer has not made, nor, to the Buyer’s Knowledge, has any officer, employee or agent of the Buyer made an untrue or fraudulent statement of a material fact to the FDA or other federal, state or foreign governmental entity performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign Governmental Entity.

3.25. No Prior Bad Acts. To the Buyer’s Knowledge, none of the senior executives or members of the board of directors of the Buyer has been during the period of five (5) years immediately preceding the Closing Date (i) subject to any voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC, Federal Trade Commission, the Commodity Futures Trading Commission or other Governmental Entity to have violated any federal or state commodities, securities or unfair trade practices law. Without limiting the foregoing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Buyer or, to the Buyer’s Knowledge, any Buyer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

3.26. Shell Company. The Buyer is not, nor has it ever been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

3.27. Investment Company. The Buyer is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

3.28. No Additional Agreements. The Buyer has not entered into any agreement or understanding with any Person with respect to the Contemplated Transactions or the First Tranche other than this Agreement, any of the Ancillary Agreements and the Series C Preferred Stock Purchase Agreement dated as of December 22, 2016 by and among the Buyer and the investors party thereto (the “Series C PSA”). The Buyer has provided the Seller with a true and complete copy of the Series C PSA (and exhibits thereto).

3.29. Brokers.

The Buyer represents that it and its Subsidiaries neither is nor will be obligated for any finder’s fee or commission or compensation in the nature of a finder’s or broker’s fee arising out of or in connection with the Contemplated Transactions for which the Buyer or any of its officers, employees or representatives is responsible.

3.30. Disclosure.

The Buyer has made available to the Seller all the information reasonably available to the Buyer that the Seller has requested for deciding whether to consummate the Contemplated Transactions. No representation or warranty of the Buyer contained in this Agreement, as qualified by the Buyer Disclosure Schedule, and no certificate furnished or to be furnished to the Seller at the Closing, contains any untrue statement of a material fact or, to the Buyer’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.31. Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall constitute any waiver by the Seller of, a limitation of the Seller’s ability to pursue or recover for, or a disclaimer by the Buyer of liability for, a claim based on or arising out of actual and knowing common law fraud.

3.32. Inspections; Future Performance. The Buyer is an informed and sophisticated purchaser, and has engaged Representatives, experienced in the evaluation and purchase of assets such as the Transferred Assets and liabilities such as the Assumed Liabilities, as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement. The Buyer will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. The Buyer acknowledges and agrees that the Transferred Assets are sold “as is” and the Buyer agrees to accept the Transferred Assets and the Assumed Liabilities in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to the Seller, any of its Affiliates, any of their respective Representatives or any other Person, except for the representations and warranties expressly set forth in Article III. Without limiting the generality of the foregoing, the Buyer acknowledges that none of the Seller, any of its Affiliates, any of their respective Representatives or any other Person makes, and the Buyer (on behalf of itself and its Affiliates) disclaims any reliance upon, any representation or warranty with respect to (i) the future performance of the Transferred Assets or the MRT Program, including any projections, estimates or budgets delivered to or made available to the Buyer or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) with respect to the MRT Program, the Transferred Assets or the Assumed Liabilities or (ii) any other information or documents made available to the Buyer or any of its Representatives with respect to the Transferred Assets or the Assumed Liabilities, except, in each case, as expressly set forth in this Agreement. The Seller’s representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall constitute any waiver by the Buyer of, a limitation of the Buyer’s ability to pursue or recover for, or a disclaimer by Seller of liability for, a claim based on or arising out of actual and knowing common law fraud.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Confidentiality.

(a) From and after the Closing Date until the [**] thereof (but with respect to any Confidential Information that is maintained as a trade secret by the Buyer or any of its controlled Affiliates (and is notified in writing by the Buyer as such to the Seller), until such Confidential Information is no longer so maintained as a trade secret), the Seller will, and will cause Seller Parent and its controlled Affiliates and their respective Representatives to whom they disclose Confidential Information to, treat and hold as confidential, and not disclose to any Person (including any Affiliates) any of the Confidential Information, except (i) to the extent necessary to perform its obligations or enforce its rights under this Agreement or the Ancillary Agreements or (ii) to Seller Parent or its or Seller Parent’s controlled Affiliates and its or their respective Representatives on a need-to-know basis (provided that the Seller shall be responsible for any breach of this Section 4.1 by any of its or Seller Parent’s controlled Affiliates or Representatives to which such information is disclosed in accordance with clause (ii)). In the event that the Seller or any of its Affiliates or its or their respective Representatives are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law or pursuant to any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority) to disclose any Confidential Information, to the extent practicable and permitted by applicable Law (and except in connection with a routine audit that is not targeted at the MRT Program), the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1(a), and, in the absence of a protective order, the Seller or any of its Affiliates or its or their respective Representatives may disclose any such Confidential Information; provided, however, that the Seller shall use commercially reasonable efforts (at the Buyer’s expense) to obtain a reasonably available assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed as the Buyer shall designate. For the avoidance of doubt, nothing in this Agreement or any of the Ancillary Agreements shall in any way limit or restrict the Seller’s, Seller Parent’s or any of their respective Affiliates’ right or ability to engage in any activity or business, whether or not competitive with the business of the Buyer or any of its Affiliates.

(b) From and after the Closing Date until the [**] thereof (but with respect to any information that is maintained as a trade secret by Seller Parent, Seller or any of their controlled Affiliates (and is notified in writing by the Seller as such to the Buyer), until such information is no longer so maintained as a trade secret), the Buyer will, and will cause its controlled Affiliates and their respective Representatives to whom they have or will disclose such information to, treat and hold as confidential, and not disclose to any Person (including any Affiliates) any nonpublic or confidential information or Know-How of Seller Parent, Seller or any of their controlled Affiliates to the extent not related to the MRT Program, except to the extent that such information (other than Know-How) (i) shall have become public knowledge other than through disclosure by the Buyer or any of its controlled Affiliates or any of their respective Representatives in violation of this Section 4.1(b) or (ii) shall have first become known to the Buyer or any of its controlled Affiliates or any of their Representatives after the Closing from a source (other than Seller Parent, the Seller and their respective controlled Affiliates) not known by it to be bound by a confidentiality obligation to any Person with respect to such information. In the event that the Buyer or any of its controlled Affiliates or its or their respective Representatives are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law or pursuant to any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority) to disclose any such information, to the extent practicable and permitted by applicable Law, the Buyer will notify the Seller promptly of the request or requirement so that the Seller may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1(b), and, in the absence of a protective order, the Buyer or any of its Affiliates or its or their respective Representatives may disclose any such Confidential Information; provided, however, that the Buyer shall use commercially reasonable efforts (at the Seller’s expense) to obtain a reasonably available assurance that confidential treatment will be accorded to such portion of such information to be disclosed as the Seller shall designate.

4.2. Post-Closing Cooperation. Subject to compliance with contractual obligations and applicable Law, following the Closing, each party shall afford to the other party and the other party’s Representatives during normal business hours in a manner so as to not unreasonably disrupt or interfere with the conduct of business (a) reasonable access and duplicating rights to all Confidential Information (which shall remain subject to Section 4.1, as applicable) and other information relating to the MRT Program within the possession or control of such party and (b) reasonable access to the personnel of such party related to the MRT Program, in each case in connection with its financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities Law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, prosecuting patent applications and pursuing other patent matters, performing obligations under this Agreement and the Ancillary Agreements and all other proper business purposes (including determining any matter relating to its rights and obligations hereunder). A party making information or personnel available to another party under this Section 4.2 shall be entitled to receive from such other party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such information or personnel available; provided, however, that no such reimbursements shall be required for general overhead or the salary or cost of benefits or similar expenses pertaining to employees of the providing party. Notwithstanding anything to the contrary contained herein, nothing in this Section 4.2 shall require (i) the Seller or any of its Affiliates or the Buyer or any of its Affiliates (x) to waive the protection of an attorney-client privilege, (y) to violate applicable Law or (z) to take any action that would result in the disclosure of any trade secrets (for the avoidance of doubt, without limitation of the Seller’s obligation to provide the Buyer with the Transferred Assets as provided hereunder and the services under the Transition Services Agreement) (provided that, in the case of clauses (i)(x) and (i)(y), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such violation or waiver) or (ii) the auditors and independent accountants of the Seller or any of its Affiliates or of the Buyer or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. The parties acknowledge that, with respect to e-mails, (i) the Buyer shall solely be entitled to request, based on a specific keyword search, any e-mails of the Business Employees since [**] that are exclusively related to the MRT Program and are Excluded Assets, (ii) any e-mails provided to the Buyer pursuant to this Section 4.2 shall require the assistance of a third-party vendor to review and provide such e-mails and the Buyer shall be responsible to pay any costs and expenses incurred by the Seller related thereto and (iii) Shire shall only be required to retain such e-mails for [**] from their respective delivery dates.

4.3. Public Disclosure. The press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Seller and the Buyer. Unless otherwise required by applicable Law, by any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority including the U.K. Listing Authority, the Seller and the Buyer shall not, and cause their respective controlled Affiliates not to, make any public announcement or publicly disseminate any written communication with respect to this Agreement or the Contemplated Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the other party; provided that if any such announcement or communication is so required, the Buyer and the Seller shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, (a) that after the Contemplated Transactions have been announced, Seller Parent, the Seller and their controlled Affiliates and the Buyer and its controlled Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is not inconsistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.3 , and (b) nothing in this Agreement, but subject to Section 1.13(f), shall restrict the Buyer or any member of the Buyer Rights Group from making any public announcement or from publicly disseminating any written communication with respect to the research, development, manufacture or commercialization of any MRT Compound or MRT Product or the exploitation of any Transferred Asset that is not related to the Contemplated Transactions.

4.4. Nonsolicitation.

(a) The Seller covenants and agrees that from and after the Closing Date and until the [**] of the Closing Date, the Seller shall not, and shall cause Seller Parent and its controlled Subsidiaries not to, directly or indirectly, hire or solicit any Business Employee who is given an offer of employment by the Buyer in accordance with the terms of Section 4.7 (an “Offered Employee”) or encourage any Offered Employee to leave his or her employment or hire any Offered Employee who has left such employment; provided, however, that a general solicitation which is not directed specifically to Offered Employees, and the hiring of an Offered Employee through such general solicitation, shall not be deemed a violation hereof and provided, further, that nothing in this Section 4.4(a) shall apply to the hiring of (i) an Offered Employee whose employment with the Buyer has been terminated for a period of at least [**] or (ii) an Offered Employee who approached the Seller for employment on an unsolicited basis.

(b) The Buyer covenants and agrees that from and after the Closing Date and until the [**] of the Closing Date, the Buyer shall not, and shall cause its controlled Subsidiaries not to, directly or indirectly, hire or solicit any employees of Seller Parent or any of its Subsidiaries that (i) are related to the MRT Program or (ii) the Buyer had contact with or obtained information about in connection with the Contemplated Transactions (each, a “Seller Employee”) or encourage any Seller Employee to leave his or her employment or hire any Seller Employee who has left such employment; provided, however, that a general solicitation which is not directed specifically to Seller Employees, and the hiring of a Seller Employee through such general solicitation, shall not be deemed a violation hereof and provided, further, that nothing in this Section 4.4(b) shall apply to the hiring of (i) a Seller Employee whose employment with Seller Parent or any of its Subsidiaries has been terminated for a period of at least [**] or (ii) a Seller Employee who approached the Buyer for employment on an unsolicited basis.

(c) The parties acknowledge that the covenants set forth in this Section 4.4 are an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties acknowledge that this Section 4.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement and the Ancillary Agreements. The Seller, on behalf of itself, Seller Parent and its controlled Subsidiaries, acknowledges and agrees that, in the event that the Seller, Seller Parent or one or more of its controlled Subsidiaries breaches any of the provisions in this Section 4.4, the Buyer shall suffer immediate, irreparable injury and will, therefore, be entitled to seek injunctive relief, without the requirement of posting any bond or other security, in addition to any other damages to which it may be entitled, as well as reimbursement by the Seller of the reasonable costs and attorneys’ fees the Buyer incurs in successfully enforcing its rights under this Section 4.4. The Buyer, on behalf of itself and its controlled Affiliates, acknowledges and agrees that, in the event that the Buyer or one or more of its controlled Affiliates breaches any of the provisions in this Section 4.4, the Seller shall suffer immediate, irreparable injury and will, therefore, be entitled to seek injunctive relief, without the requirement of posting any bond or other security, in addition to any other damages to which it may be entitled, as well as reimbursement by the Buyer of the reasonable costs and attorneys’ fees the Seller incurs in successfully enforcing its rights under this Section 4.4.

(d) The parties acknowledge that the restrictions set forth in this Section 4.4 (i) are reasonably drawn with respect to duration, scope, and otherwise, (ii) are not unduly burdensome, (iii) are not injurious to the public interest and (iv) are supported by adequate consideration. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.4 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions that would be valid and enforceable under such applicable Law. The parties agree and intend that the applicable obligations under this Section 4.4 be tolled during any period that a breaching party is finally determined to be in breach of any of the obligations under this Section 4.4, so that the non-breaching party is provided with the full benefit of the restrictive periods set forth herein.

4.5. Other Actions. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, the parties acknowledge that after the Closing, as between the parties, the Buyer will have full control of all pending patent applications and prosecution thereof, issued patents and maintenance thereof, in each case, to the extent included in the Transferred Patents, and, at the Buyer’s request, the Seller will execute and deliver at Closing all documents reasonably necessary to effect the same.

4.6. Further Assurances. Each of the parties will execute and deliver any further instruments and documents as any other party reasonably may request in order to carry out the purposes of this Agreement or any Ancillary Agreement.

4.7. Employees.

(a) Offers of Employment. Not less than [**] prior to the Closing Date, the Buyer (or one of its controlled Subsidiaries) shall make an offer of at-will employment, to be effective as of the Closing Date, to each Business Employee who is employed by the Seller immediately prior to the Closing Date (excluding any such Business Employee who is on disability or other approved leave of absence and does not return to active employment within [**] following the Closing); provided that any Business Employee who is not in active employment on the Closing Date due to disability or other approved leave of absence shall become an employee of the Buyer only upon returning to active employment. Each such offer of at-will employment shall be on terms and conditions no less favorable than those provided in this Section 4.7. Each Business Employee who accepts such offer of employment shall be deemed a “Transferred Employee” on the date such employee commences active employment with the Buyer or one of its Subsidiaries.

(b) Employee Compensation and Benefits. (i) For a period of at least [**] commencing on the Closing Date (the “Continuation Period”), the Buyer shall provide, or shall cause its Affiliates to provide, each Transferred Employee who remains employed by the Buyer following the Closing Date with (w) a base salary or wage rate, bonus opportunity and severance payments and benefits that are no less favorable than the base salary or wage rate (which such base salary or wage rate will be eligible for increase in accordance with the Buyer’s 2017 merit increase program), bonus opportunity (including, if applicable, a one-time bridge payment, rounded to the next $[**], in respect of the 2017 annual bonus target payable to each affected Transferred Employee on the first anniversary of such Transferred Employee’s employment with the Buyer) and severance payments and benefits that are provided by the Seller to such Transferred Employee immediately prior to the Closing Date, (x) except as agreed between the parties, at least [**] of paid vacation (it being understood that the Buyer shall accelerate its vacation benefit for 2017), (y) equity incentive compensation commensurate with industry standards and (z) subject to Section 4.7(d), other employee benefits (other than nonqualified pension benefits and deferred compensation) that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employee immediately prior to the Closing Date (other than nonqualified pension benefits and deferred compensation).

(ii) With respect to any employee benefit plan maintained by the Buyer or its Affiliates in which any Transferred Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance plan and other benefit plan accruals, each Transferred Employee’s service with the Seller or any of its Affiliates (as well as service with any predecessor employer, to the extent recognized by the Seller or any of its Affiliates) shall be treated as service with the Buyer and its Affiliates; provided, however, that such service need not be recognized (x) to the extent that such recognition would result in any duplication of benefits or (y) such service was not recognized under a comparable Employee Plan immediately prior to the Closing or (z) for any purposes in connection with equity awards.

(iii) The Buyer shall use reasonable best efforts to waive, or shall cause its Affiliates to waive, any preexisting conditions, limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such items would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Closing. Where a waiting period cannot be waived, the Buyer will cover the costs of employee COBRA coverage for the duration of the intervening period. The Buyer shall use reasonable best efforts to recognize, or shall cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Transferred Employee (and his or her eligible dependents) prior to the Closing during the plan year in which Closing occurs for purposes of satisfying any comparable deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Transferred Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing during the plan year in which Closing occurs.

(iv) Effective as of the Closing Date, the vesting of each unvested Seller equity award held by any Transferred Employee immediately prior to the Closing Date shall, by virtue of the consummation of the Contemplated Transactions and without any action on the part of the holder thereof, be accelerated on a pro-rata basis through the Closing Date consistent with the Seller’s approved Good Leaver treatment of equity awards. These equity awards will become vested and, to the extent applicable, exercisable under the terms of the Sellers long-term incentive plan rules under which they were granted.

(v) To the extent that a Transferred Employee remains employed by the Buyer on the [**] of the Closing Date, the Buyer shall provide such Transferred Employee with a payment in cash equal to the amount set forth opposite such Transferred Employee’s name on Schedule 4.7(b)(v), less applicable Tax withholding.

(c) Flexible Spending Account Plan. Effective as of the Closing Date or as soon as administratively practicable thereafter, the Buyer (or one of its Subsidiaries) shall cause the flexible spending account plan under Section 125 of the Code sponsored by the Buyer (the “Buyer FSAP”) to assume the account balances associated with the Transferred Employees’ flexible spending accounts under the comparable plan of the Seller (the “Seller FSAP”). The Buyer FSAP will recognize the elections that each Transferred Employee had in effect under the Seller FSAP, subject to the applicable dollar limits of the Buyer FSAP for the calendar year in which such Transferred Employee becomes covered under the Buyer FSAP. The Buyer FSAP shall be responsible for reimbursement of all previously unsubmitted and unreimbursed medical and dependent care claims incurred by the Transferred Employees in such calendar year. As part of the Buyer’s assumption of the Transferred Employees’ flexible spending accounts under the Seller FSAP, the Seller (or one of its Affiliates) shall transfer to the Buyer FSAP a cash amount equal to the aggregate net positive balance, if any, of all accounts assumed by the Buyer FSAP under this Section 4.7(c), as of the date of assumption by the Buyer (or one of its Affiliates).

(d) Defined Contribution Plan. As soon as practicable after the Closing Date, account balances as of the Closing Date of the Transferred Employees in the Shire Pharmaceuticals Inc. 401(k) Savings Plan (the “Seller Defined Contribution Plan”), including any outstanding participant loans, shall be transferred to a qualified defined contribution plan of the Buyer or one of its Affiliates. Such transfer shall be effected in accordance with Applicable Law and the Buyer shall make or cause to be made, and the Seller shall make or cause to be made, any required filings in connection therewith. The parties hereby agree to cooperate in good faith to provide for the duration of the Continuation Period to each Transferred Employee who participates in the Seller Defined Contribution Plan with a matching contribution that is no less favorable than the matching contribution provided by the Seller to such Transferred

Employee immediately prior to the Closing Date; provided that if such matching contribution made by the Buyer is less favorable, the Buyer shall provide such affected Transferred Employee with a one-time cash payment equal to the difference (on an after-tax basis) between the matching contribution provided by the Buyer and the matching contribution that would have been provided by the Seller to such Transferred Employee under the Seller Defined Contribution Plan.

(e) 2016 Annual Bonuses. Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Section 4.7(e) of the Seller Disclosure Schedule.

(f) Work Authorization. The Buyer will continue to sponsor and provide assistance in connection with obtaining and/or maintaining, as applicable, appropriate work authorization in the United States for any Transferred Employee requiring such authorization.

(g) This Section 4.7 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 4.7, express or implied, (i) is intended to confer upon any other Person, including any Business Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 4.7 and (ii) shall limit the right of the parties to this Agreement to terminate the employment of any Person, including any Business Employee, at any time following the Closing.

4.8. Financing.

(a) At or prior to the Closing, the Buyer shall consummate an Equity Financing with gross proceeds of at least Fifty Million Dollars ($50,000,000) (the “First Tranche”) and, if such gross proceeds are less than One Hundred Million Dollars ($100,000,000), the Buyer shall use the first Fifty Million Dollars ($50,000,000) of the net proceeds from the First Tranche (the “Specified Proceeds”) solely for activities and expenses associated with the MRT Program and/or the Transferred Assets (including employee compensation and benefits expenses, rent and overhead expenses, purchases and maintenance of capital equipment and other costs and expenditures, which costs and expenses may be comprised of intercompany or intracompany allocations of corporate or other overhead) and to satisfy the Buyer’s obligations hereunder or under the Ancillary Agreements until the earlier of (i) the consummation of another tranche or tranches of Equity Financing with aggregate gross proceeds equal to at least (A) One Hundred Million Dollars ($100,000,000) minus (B) the gross proceeds from the First Tranche (each such tranche, a “Subsequent Tranche”) and (ii) full utilization of the Specified Proceeds in accordance with this Section 4.8(a).

(b) If the gross proceeds from the First Tranche are less than One Hundred Million Dollars ($100,000,000), the Buyer shall use commercially reasonable efforts to consummate Subsequent Tranches (each, a “Subsequent Tranche Closing”) as promptly as practicable until proceeds from the First Tranche and all Subsequent Tranches is equal to or greater than One Hundred Million Dollars ($100,000,000) (and shall not permit the consummation of a financing by a controlled Affiliate of the Buyer or a holding company of the Buyer in order to avoid the Buyer’s obligations in this Section 4.8(b), including by raising financing at a holding company or Subsidiary of the Buyer or by issuing securities that are not convertible into or exchangeable for Buyer Common Stock). At each Subsequent Tranche Closing, the Buyer shall deliver to the Seller a certificate representing a number of shares of Buyer Common Stock equal to the applicable Subsequent Tranche Closing Date Consideration.

(c) Upon issuance of the Stock Fee (as defined in the Engagement Letter) to MTS, the Buyer shall deliver to the Seller a certificate representing a number of shares of Buyer Common Stock in an amount necessary so that the aggregate ownership percentage of outstanding Buyer Common Stock (determined on an as-converted basis) of Seller Parent and its controlled Affiliates is not affected by the issuance of the Stock Fee.

4.9. Seller Names and Marks.

Following the Closing, Buyer shall, and shall cause its controlled Affiliates to, cease and discontinue any and all uses of the Seller Names and Marks and remove all Seller Names and Marks from the Transferred Assets and any other materials of Buyer or any of its controlled Affiliates.

4.10. Tax Matters.

(a) The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and the Seller (and their respective Subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a Pre-Closing Tax Period for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets with respect to any Pre-Closing Tax Period.

(b) Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period. The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date). Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

4.11. Books and Records.

From and after the Closing, subject to Section 4.1, Seller Parent, the Seller and their controlled Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records relating to the MRT Program on or before the Closing Date. Each party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the MRT Program and existing as of the Closing, it will (and will cause each of its controlled Affiliates and Representatives to) (i) comply in all material respects with all applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such party or its controlled Affiliates or Representatives. In addition, for at least three years after the Closing Date, the Buyer shall, and shall cause each of its controlled Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to the MRT Program and existing as of the Closing Date and, thereafter, until the [**] of the Closing Date, dispose of such original data room materials and other books, data, files, information and records only after it shall have given the Seller [**] prior written notice of such disposition and the opportunity (at the Seller’s expense) to remove and retain such information.

4.12. Services from Affiliates.

The Buyer acknowledges that the MRT Program currently receives from the Seller and its Affiliates certain services and benefits, including IT services and the benefit of the use of IT assets of the Seller and its Affiliates. Other than as may be provided pursuant to the terms of the Transition Services Agreement, the Buyer further acknowledges and agrees that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the MRT Program as of the Closing, and thereafter the sole obligation of the Seller and its Affiliates with respect to the provision of any services with respect to the MRT Program shall be as set forth in the Transition Services Agreement. The foregoing shall in no way limit the express representations or warranties of the Seller contained in Article II, including representations or warranties in Section 2.13.

4.13. Equity Ceiling. From and after the Closing, the Buyer agrees not to take, and agrees to prevent its controlled Affiliates from taking, any actions that would result in Seller Parent, together with Seller and their respective controlled Affiliates, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) Buyer Stock representing in excess of 19.9% of the voting power of all outstanding Buyer Stock (excluding from the denominator unvested restricted stock) (the “Threshold”). In the event of Seller Parent, together with Seller and their respective controlled Affiliates, beneficially owning Buyer Stock in excess of the Threshold, at the Seller’s written election the Buyer agrees to promptly redeem shares of Buyer Stock from Seller Parent, the Seller and their respective controlled Affiliates at the then-fair market value of such shares such that Seller Parent, Seller and their respective controlled Affiliates cease to beneficially own Buyer Stock in the aggregate in excess of the Threshold; provided, however, that such obligation to redeem such shares of

Buyer Stock shall not apply after the consummation of the first underwritten public offering of the Buyer Common Stock under the Securities Act to the extent the Seller and/or its controlled Affiliates can sell such excess shares without limitation pursuant to Rule 144 promulgated under the Securities Act.

4.14. Letter of Credit. As promptly as practicable and in any event within four weeks after the date hereof, the Buyer shall secure an irrevocable standby letter of credit for the benefit of the Seller in an amount equal to $[**], in form and substance reasonably acceptable to the Seller, which shall be available until [**] to be drawn by the Seller against any Liability incurred by the Seller under the Lease.

4.15. No Impairment.

(a) The Buyer shall not, and shall not permit any of its controlled Affiliates to, amend its or its controlled Affiliates’ organizational documents in a manner that avoids, or seeks to avoid, any of the terms and conditions of, or the ability of the Buyer or such controlled Affiliate(s) to observe or perform any of the terms or conditions of, this Agreement or the Ancillary Agreements. The Buyer shall provide the Seller with prior written notice of any proposed amendment to such organizational documents at least [**] prior to the amendment thereof.

(b) The Buyer acknowledges that in the event that the Buyer or one or more of its controlled Affiliates breaches any of the provisions in Section 4.15, the Seller and its Affiliates shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other damages to which it may be entitled, as well as reimbursement by the Buyer of the reasonable costs and attorneys’ fees the Buyer incurs in successfully enforcing its rights under Section 4.15.

ARTICLE V

INDEMNIFICATION

5.1. Indemnification by the Seller. Subject to the terms and conditions of this Article V, from and after the Closing, the Seller shall defend and indemnify the Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) in respect of, and hold them harmless against and will compensate and reimburse them for, any and all Damages suffered or incurred by any of them (whether or not such Damages relate to any Third Party Action) resulting from, arising out of or constituting:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in Article II of this Agreement;

(b) any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement; or

(c) any Retained Liabilities.

5.2. Indemnification by the Buyer. Subject to the terms and conditions of this Article V, from and after the Closing, the Buyer shall defend and indemnify the Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) in respect of, and hold them harmless against and will compensate and reimburse them for, any and all Damages suffered or incurred by any of them (whether or not such Damages relate to any Third Party Action) resulting from, arising out of or constituting:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article III of this Agreement;

(b) any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement;

(c) any Assumed Liabilities; or

(d) the Incorporation.

5.3. Claims for Indemnification.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer (or any other Buyer Indemnified Party), the Seller, and (ii) in the case of a claim for indemnification by the Seller (or any other Seller Indemnified Party), the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such Third Party Claim and (B) the amount of the Damages claimed (the “Third Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. Within [**] after receipt of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with counsel reasonably satisfactory to the Indemnified Party of any such Third Party Claim seeking (i) solely monetary damages or (ii) injunctive relief that would be reasonably expected to be immaterial to the operations or business of the Indemnified Party and monetary damages; provided that prior to the assumption of the defense of any Third Party Claim, the Indemnifying Party shall provide a written undertaking confirming that as between the Indemnified Party and the Indemnifying Party, assuming the facts alleged in such Third Party Claim are true, that it would have been an indemnity obligation for Damages resulting from such Third Party Claim (subject to the limitations set forth herein). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified

Party reasonably concludes, based on advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto, (y) includes any admission by, or finding adverse to, the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(b) Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article V that does not involve a Third Party Claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. The Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount, (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within [**] following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 6.10.

5.4. Survival.

(a) The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until [**] after the Closing Date, at which time they shall expire, provided, however, that that the representations and warranties set forth in (i) Section 2.1 (Organization, Standing and Power), Section 2.2(a) (Authority), Section 2.4(a) (Title to Intellectual Property), Section 2.11 (Brokers), Section 2.12 (Title to Transferred Assets), Section 3.1 (Organization, Standing and Power), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.4 (Buyer Stock), Section 3.5 (Subsidiaries), Section 3.7(a) (Title to Intellectual Property), Section 3.14 (Liabilities) and Section 3.29 (Brokers) (the “Core Reps”), shall survive indefinitely and (ii) Section 2.3 (Taxes) and Section 3.17 (Taxes) shall survive the Closing until [**]. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions.

(b) If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

5.5. Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, except in the case of actual and knowing common law fraud, (i) other than in respect of the Core Reps, the amount of Damages that may be recovered from the Seller under Section 5.1(a) in the aggregate or from the Buyer under Section 5.2(a) in the aggregate shall not exceed $[**] and (ii) other than in respect of the Core Reps, neither the Seller nor the Buyer shall be liable under Section 5.1(a) or Section 5.2(a), respectively, until the aggregate amount of all such Damages under Section 5.1(a) or Section 5.2(a), respectively, other than in respect of the Core Reps, exceeds an amount equal to $[**] (the “Deductible”) and then only to the extent of such excess. With respect to any Damages that may be recoverable by an Indemnified Party under Section 5.1(a) or Section 5.2(a), other than in respect of the Core Reps, neither the Seller nor the Buyer shall be liable for any individual or series of related Damages which do not exceed $[**] (which Damages shall not be counted toward the Deductible). The Seller’s maximum aggregate liability pursuant to Section 5.1(a) and Section 5.1(b) shall not exceed the total aggregate amount of the Closing Date Consideration (at the Per Share value) and, to the extent actually paid by the Buyer, any Subsequent Tranche Closing Date Consideration (at the Per Share value) and any Contingent Payments.

(b) The amount of Damages recoverable by an Indemnified Party under this Article V with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within [**] of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party). An Indemnified Party shall use its commercially reasonable efforts to obtain any Recovery and to mitigate any Damages.

(c) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are (i) consequential damages or Damages for lost profits or diminution in value, in each case except for those that are reasonably foreseeable and proximately caused by the asserted breach, or (ii) punitive, special, trebled or exemplary damages, in each case other than any amounts paid to an unaffiliated third party with respect to Third Party Claims based on a final judgment.

(d) Except with respect to claims for actual and knowing common law fraud or for specific performance as provided in Section 6.9, from and after the Closing the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement (whether at law or in equity and regardless of the legal theory under which such claim may be made). Without limitation of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the Contemplated Transactions.

(e) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Damages for which any Buyer Indemnified Party or Seller Indemnified Party may be entitled to indemnification under this Article V (but not for the purposes of determining whether there has been a breach of any representation or warranty set forth in Article II or Article III), each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Seller Material Adverse Effect or Buyer Material Adverse Effect).

(f) Any payment by the Seller to satisfy its indemnification obligations under this Article V may be made, at the option of the Seller, in cash or by surrendering shares of Buyer Common Stock to the Buyer, which shares shall be valued at $1.98 per share (adjusted as may be appropriate to account for any stock split, combination, recapitalization or similar event, the “Per Share Value”).

5.6. Indemnification Payments. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Aggregate Consideration for Tax purposes unless otherwise required by Law.

5.7. Setoff. The parties acknowledge and agree that the Buyer shall not have the right to set off any indemnification payment to which it is entitled under this Article V against payment of any Contingent Payment (or other payment payable hereunder or under the Ancillary Agreements) that is owed and has not yet been paid to the Seller.

ARTICLE VI

MISCELLANEOUS

6.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer, to RaNA Therapeutics 200 Sidney Street Cambridge, MA 02139 Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
New York, New York 10007
Attention: Susan W. Murley, Esq.
Hal J. Leibowitz, Esq.
Telecopy: (617) 526-5000

(b)	if to the Seller, to

Shire Human Genetic Therapies, Inc.
300 Shire Way
Lexington, MA 02421
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William J. Chudd
Brian Wolfe
Facsimile: (212) 701-5800
E-mail: william.chudd@davispolk.com
brian.wolfe@davispolk.com

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

6.2. Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Ancillary Agreements) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter hereof, including the confidentiality agreement, dated August 23, 2016, by and between the Buyer and the Seller.

6.3. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

6.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that, subject to Section 1.12, (a) the Buyer may assign this Agreement in whole or in relevant part to a Qualified Transferee in the event of a Product Sale in accordance with and as contemplated by Subject 1.12, (b) a party may assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates and (c) a party may assign this Agreement in its entirety to its successor in interest in connection with a merger, reorganization or sale of all or substantially all of such party’s assets or equity; provided that, in each case, no such assignment shall limit, relieve or offset the assigning party’s obligation hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and permitted assigns.

6.5. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.6. Counterparts and Signature. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

6.7. Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes,” “including” or “e.g.” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to a “party” or “parties” shall mean a party or parties to this Agreement (and their respective successors and permitted assigns). For the purposes of this Agreement, “furnished to the Buyer” shall mean “furnished or made available to the Buyer or its Representatives, including in the Seller’s electronic data room, prior to the Closing Date.”

6.8. Governing Law. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

6.9. Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

6.10. Submission to Jurisdiction. Each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, County of New Castle, in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11. Disclosure Schedules. Each of the Seller Disclosure Schedule and the Buyer Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in Article II and Article III, respectively, and the disclosure with respect to a representation and warranty contained in Article II and Article III, respectively, shall qualify any other representations and warranties in Article II and Article III, respectively, only to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other representations and warranties.

6.12. Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

6.13. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.14. Extension; Waiver. The parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.15. Subsidiary Compliance. Seller shall cause each of the Selling Subsidiaries to, upon the terms and subject to the conditions set forth in this Agreement perform, discharge and comply with all of its obligations under or relating to this Agreement, as applicable.

6.16. Bulk Sales Laws. The Buyer and the Seller each hereby waive compliance by Seller and its Affiliates with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Accountant” has the meaning set forth in Section 1.11(h).

“Additional Transfer Documents” has the meaning set forth in Section 1.6(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, (i) for the avoidance of doubt, as of the date hereof each of the Selling Subsidiaries shall be deemed to be an Affiliate of the Seller and (ii) an Affiliate of the Seller or Seller Parent shall not include any Person that is not directly or indirectly Controlled by Seller Parent.

“Aggregate Consideration” means the Closing Date Consideration plus the Subsequent Tranche Closing Date Consideration plus any Contingent Payments that become due and payable pursuant to this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 1.6(b)(ix).

“Annual Net Sales” means, with respect to any MRT Product, the total Net Sales of such MRT Product during any calendar year period.

“Annual Report” has the meaning set forth in Section 1.11(g)(i).

“Apportioned Obligations” has the meaning set forth in Section 4.10(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.6(b)(iv).

“Audit” has the meaning set forth in Section 1.11(h).

“Bankruptcy Exception” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Business Employees” has the meaning set forth in Section 2.16(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of the Buyer.

“Buyer Covered Person” means, with respect to the Buyer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Seller and dated as of the date of this Agreement.

“Buyer FSAP” has the meaning set forth in Section 4.7(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 5.1.

“Buyer Intellectual Property” means all Intellectual Property owned by the Buyer or any of its Subsidiaries or licensed from The General Hospital Corporation (or purported to be so owned or licensed), as of immediately prior to the Closing, as are necessary to the conduct of the Buyer’s business as now conducted and as presently proposed to be conducted for the products owned by or licensed to the Buyer or any of its Subsidiaries immediately prior to the Closing.

“Buyer License” has the meaning set forth in Section 1.13(a).

“Buyer Material Adverse Effect” means any material adverse effect on (i) the ability of the Buyer to consummate the Contemplated Transactions on a timely basis or (ii) the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Buyer and its Subsidiaries, taken as a whole.

“Buyer Preferred Stock” means the preferred stock, $0.001 par value per share, of the Buyer.

“Buyer Rights Group” means (a) the Buyer; (b) with respect to any MRT Compound or MRT Product, any Person to which any right to develop or sell such MRT Compound or MRT Product is licensed, sublicensed, assigned or transferred by the Buyer; (c) with respect to any MRT Compound or MRT Product, any Person to which the right to develop or sell such MRT Compound or MRT Product is licensed, sublicensed, assigned or transferred by any Person described in clause (b) above; (d) with respect to any MRT Compound or MRT Product, any successor or assign of any Person described in clauses (a), (b) or (c) above with respect to such Person’s interest in such MRT Compound or MRT Product; and (e) with respect to any MRT Compound or MRT Product, any Affiliate of any Person described in clauses (a), (b), (c), or (d) involved in the development or commercialization of such MRT Compound or MRT Product with or on behalf of such Person. For the avoidance of doubt, Buyer Rights Group shall not include a reseller or distributor of an MRT Product that (i) purchases such MRT Product for resale and (ii) does not need a license from a Buyer Rights Group member to a Transferred Patent in order to resell such MRT Product.

“Buyer Securities” has the meaning set forth in Section 3.3(a).

“Buyer Stock” means the Buyer Common Stock and Buyer Preferred Stock (including, for the avoidance of doubt, restricted shares thereof).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any analogous state law.

“CFFT IP” means all right, title and interest in and to all Intellectual Property licensed under, arising from, or otherwise relating to, the Charitable Funding Agreement by and between Shire Orphan and Rare Diseases GmbH and Cystic Fibrosis Foundation Therapeutics, Inc., dated as of December 8, 2014, and any other Contract with Cystic Fibrosis Foundation Therapeutics, Inc. that is included in the Excluded Assets, including U.S. Patent Applications [**] and [**] and any Patent Rights claiming priority thereto.

“CFTR” means cystic fibrosis transmembrane conductance regulator.

“CFTR MRT Product” means an MRT Product that contains an MRT Compound that targets CFTR.

“Charter” has the meaning set forth in Section 3.3(a).

“Claim Amount” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Closing” means the closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities hereunder.

“Closing Date” means the date of this Agreement.

“Closing Date Consideration” means 32,308,347 newly issued shares of Buyer Common Stock.

“Code” has the meaning set forth in the Recitals.

“Commercially Reasonable Efforts” means, for purposes of Section 1.11(e) of this Agreement, the use of such efforts and resources as are used by a biopharmaceutical company of similar size and market capitalization as Buyer (or that of the applicable member of the Buyer Rights Group if it is of a larger size and market capitalization than Buyer) in the exercise of its commercially reasonable business practices relating to the development and commercialization of pharmaceutical or biological products with similar commercial potential as the relevant MRT Product at a similar stage in product lifecycle, taking into consideration the safety and efficacy of the product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative third-party products, the proprietary position of the product (including scope and duration of relevant Patent Rights), the scope of marketing approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability of the product.

“Confidential Information” means (a) any nonpublic or confidential information relating to the MRT Program or the Transferred Assets, except to the extent that such information (i) shall have become public knowledge other than through disclosure by the Seller, Seller Parent or any of their controlled Affiliates or any of their respective Representatives in violation of Section 4.1(a) or (ii) shall have first become known to the Seller, Seller Parent or any of its controlled Affiliates or any of their Representatives after the Closing from a source (other than the Buyer and its controlled Affiliates) not known by it to be bound by a confidentiality obligation to any Person with respect to such information and (b) any Transferred Know-How.

“Confidential Information Agreement” has the meaning set forth in Section 3.19.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contingent Payment” means any Milestone Payment or Earn-Out Payment.

“Continuation Period” has the meaning set forth in Section 4.7(b).

“Contracts” has the meaning set forth in Section 1.1(f).

“Core Reps” has the meaning set forth in Section 5.4(a).

“Cover” means, with respect to any compound, product (or any element of the foregoing) and Intellectual Property, that, in the absence of ownership of, or a license granted under, such Intellectual Property, the manufacture, use, offer for sale, sale or importation of such compound or product (or any element of the foregoing) would infringe such Intellectual Property. “Covering” has a meaning correlative to “Cover”.

“Damages” means losses, damages, obligations, liabilities, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement.

“Deductible” has the meaning set forth in Section 5.5(a).

“Deferred Consent” has the meaning set forth in Section 1.10.

“Deferred Item” has the meaning set forth in Section 1.10.

“Derived Patent” means any Patent Right owned or controlled by any member of the Buyer Rights Group that (a) claims priority to or shares common priority with any Transferred Patent or (b) relates to any Transferred Know-How and is filed with the applicable Governmental Entity within [**] after the Closing Date. For the avoidance of doubt, Buyer shall not file any Patent Rights in any manner designed to circumvent or otherwise avoid having such Patent Rights constitute a Derived Patent under this Agreement.

“Developmental Diligence Period” means the period beginning the day after the Closing Date and continuing until the [**] of the Closing Date.

“Developmental Milestone Event” means a Milestone Event set forth in Section 1.11(a)(i) or in Section 1.11(a)(ii).

“Dispute Notice” has the meaning set forth in Section 1.11(h).

“Disqualification Event” ” has the meaning set forth in Section 3.25.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Domain Names” means all domain names, including all applications and registrations thereof, as may exist anywhere in the world.

“Earn-Out Period” means, with respect to any MRT Product and any country, the period beginning on the date of First Commercial Sale of such MRT Product in such country and continuing until the later of (a) the expiration of the last Valid Claim in such country Covering such MRT Product (or any element thereof) in such country and (b) ten (10) years after the First Commercial Sale of such MRT Product in such country.

“Earn-Out Payment” has the meaning set forth in Section 1.11(c)(i).

“Earn-Out Payment Rate” has the meaning set forth in Section 1.11(c)(i).

“EMA” means the European Medicines Agency and any successor agency thereto or any equivalent agency in the United Kingdom or any other member state of the E.U.

“Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, program or arrangement providing for severance or retention benefits, profit-sharing, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, incentive or deferred compensation, change-in-control benefits, paid time off benefits, health or medical benefits, dental benefits, employee assistance programs, disability benefits, post-employment or retirement benefits in which the Business Employees participate immediately prior to the Closing.

“Engagement Letter” has the meaning set forth in Section 2.11.

“Environment” means any surface water, ground water, land surface or subsurface strata, or ambient or indoor air.

“Environmental Law” means any federal, state, provincial, or municipal statute, rule or regulation relating to the protection of the Environment or occupational health and safety (solely as it relates to exposure to Materials of Environmental Concern), including without limitation any statute or regulation pertaining to (a) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (b) air and water pollution; (c) groundwater and soil contamination; or (d) the Release or threatened Release of Materials of Environmental Concern to the Environment.

“Equity Financing” means an issuance by the Buyer for cash of (i) Buyer Common Stock, (ii) securities (including convertible notes) convertible into or exchangeable for Buyer Common Stock and/or (iii) rights to acquire any of the foregoing.

“ERISA” has the meaning set forth in Section 3.16(h).

“European Union” or “E.U.” means (i) all countries that are member states of the European Union as of the date hereof or at any time thereafter and (ii) the United Kingdom.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Exclusions” means, with respect to Net Sales of any MRT Product, the sum of the following, to the extent actually borne or incurred by a member of the Buyer Rights Group and not reimbursed:

(a) reasonable and customary freight, postage, shipping and insurance, handling and other transportation costs;

(b) sales, use, value added and other similar Taxes (excluding, for the avoidance of doubt, income Taxes);

(c) tariffs, customs duties, surcharges and other compulsory governmental charges;

(d) government mandated rebates and discounts;

(e) excise tax payments pursuant to Section 9008 of the Patient Protection and Affordable Care Act of 2010, and any similar payments under applicable Law;

(f) bona fide billing corrections and actual bad debt expense (not to exceed [**]% of Net Sales in the aggregate);

(g) normal and customary trade discounts, credits or allowances (including volume) actually given;

(h) rebates, fees, credits, allowances and charge backs actually given, granted to any managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandiser, staff model HMO, pharmacy benefit manager or hospital buying group/group purchasing organization;

(i) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise); and

(j) distribution fees and sales commissions paid to third parties providing distribution services to any member of the Buyer Rights Group.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales. The Exclusions shall be determined in accordance with GAAP or IFRS, as consistently applied by the applicable Buyer Rights Group member and its Affiliates across all of their products.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDA Act” means the Federal Food, Drug and Cosmetic Act and applicable implementing regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices and good clinical practices and investigational use.

“Financial Advisory Fee” has the meaning set forth in Section 2.11.

“Financial Statements” has the meaning set forth in Section 3.13.

“First Commercial Sale” means, with respect to any MRT Product in any country, the first sale of such MRT Product in such country by a member of the Buyer Rights Group to a Person (other than a member of the Buyer Rights Group solely for resale) after Regulatory Approval of such MRT Product has been obtained in such country (or, if Regulatory Approval is not required, after the date on which sales are permitted by applicable Law). For the avoidance of doubt, the sale of an MRT Product for clinical trial or other developmental purposes, sampling or promotional purposes (in customary amounts), test marketing, early access programs (including treatment INDs or protocols, named patient programs or compassionate use programs), in each case where the MRT Product is delivered for no more than a de minimis charge, shall not constitute a First Commercial Sale.

“First Tranche” has the meaning set forth in Section 4.8(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, multinational, state, provincial, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Health Authorities” means the Governmental Entities which administer Health Laws, including the FDA.

“Health Law” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of such products, including any Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FDA Act and the Public Health Service Act, as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IFRS” means the International Financial Reporting Standards, consistently applied.

“Incorporation” has the meaning set forth in the Recitals.

“IND” means an Investigational New Drug application.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Indication” means any disease for which any MRT Compound or MRT Product is directed with the aim of receiving Regulatory Approval for such disease or for which Regulatory Approval has been received for such disease.

“Investors’ Rights Agreement” has the meaning set forth in Section 1.6(b)(viii).

“IRS” means the U.S. Internal Revenue Service.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) Domain Names, copyrights and designs, (b) Patent Rights, (c) Trademarks, (d) Know-How and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, and (e) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Buyer Intellectual Property.

“Know-How” means any and all information, know-how, trade secrets, ideas, inventions, invention disclosures, discoveries and improvements, data, files, plans, operating records, instructions, proprietary or other processes, formulas, formulation information, manufacturing or other technology, validations, package specifications, chemical specifications, chemical and finished goods analytical test or other methods, stability data, clinical data, nonclinical data, safety data, adverse event report data, databases, manufacturing know-how, product specifications, information with respect to expert opinions, drawings, schematics, reports and information (whether or not patented or patentable), technology and techniques, any embodiment of any of the foregoing in any medium and any intellectual property rights in any of the foregoing. For the avoidance of doubt, Know-How excludes Patent Rights, Trademarks and Domain Names.

“Knowledge” means (a) with respect to the Seller, the actual knowledge, after reasonable inquiry, of the following employees of the Seller: [**], and (b) with respect to the Buyer, the actual knowledge, after reasonable inquiry, of the following: [**].

“Law” or “Laws” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.

“Lease” has the meaning set forth in Section 1.1(d).

“Leased Real Property” has the meaning set forth in Section 1.1(d).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.

“Licensable” means, with respect to any Intellectual Property, that a Person has the power and authority to grant a non-exclusive license on the applicable terms and conditions of this Agreement, to such Intellectual Property without any of the following: (a) the consent of any third party (unless such consent can be obtained without providing any additional consideration to such third party), (b) impairing such Person’s existing rights in respect of such Intellectual Property (it being understood that the grant of a non-exclusive license, in and of itself, shall not be construed as an impairment of any of such Person’s rights), (c) imposing any additional obligations on such Person under any preexisting agreement relating to such Intellectual Property, and/or (d) the payment of royalties or other consideration on or after the Closing Date by such Person to any third party under any preexisting agreement relating to such Intellectual Property. For the avoidance of doubt, in no event shall any Intellectual Property right be “Licensable” if any of the foregoing conditions in clauses (a)-(d) apply.

“License Opportunity” has the meaning set forth in Section 1.11(k).

“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.

“Life Science Product” has the meaning set forth in Section 3.24(a).

“Marketing Authorization Application” means a marketing authorization application submitted to the EMA or any other applicable Governmental Entity of one of the EMA member states.

“Material Contracts” has the meaning set forth in Section 2.5(a).

“Materials of Environmental Concern” means any hazardous substance or waste, pollutant or contaminant, as those terms are defined under CERCLA, the Federal Resource Conservation and Recovery Act or similar Laws relating to the Environment; oil, petroleum and petroleum products; asbestos or asbestos-containing materials; PCBs; and radioactive materials.

“Milestone Event” has the meaning set forth in Section 1.11(a).

“Milestone Payment” has the meaning set forth in Section 1.11(a).

“Monthly Rate” has the meaning set forth in Section 1.11(f).

“MRT Compound” means any compound for which the composition, manufacture or use thereof (a) is claimed by or otherwise described in any of the Transferred Patents, (b) is claimed by any Derived Patent or (c) arises out of, is derived from or otherwise relates to any Transferred Know-How (where such Transferred Know-How is documented as of the Closing Date and delivered to the Buyer pursuant to this Agreement, whether before, on or after the Closing Date), in each case including any such compound that is a messenger RNA compound, lipid compound, lipid combination (e.g., three-lipid combination, four-lipid combination), or that includes any particular untranslated region (UTR) sequences. For the avoidance of doubt, any compound that satisfies clause (a) or (b) of this definition shall continue to be an MRT Compound for purposes of this Agreement after the applicable Transferred Patent or Derived Patent that claims or describes the composition, manufacture or use of such compound expires or is otherwise no longer in force and effect; provided that nothing in this sentence shall be construed to extend the Earn-Out Period applicable to any MRT Product containing such MRT Compound.

“MRT Product” means any pharmaceutical or biological product that includes or is comprised of any MRT Compound.

“MRT Program” means the messenger RNA therapeutics program of Seller Parent or any of its controlled Subsidiaries, including the CFTR and the OTC deficiency messenger RNA therapeutics program.

“MTS” has the meaning set forth in Section 2.11.

“NDA” means a New Drug Application as described in 21 C.F.R. § 314.50 and submitted to the FDA.

“Negotiation Notice” has the meaning set forth in Section 1.11(k).

“Negotiation Period” has the meaning set forth in Section 1.11(k).

“Net Sales” means, with respect to any MRT Product, the aggregate gross amount invoiced (or, if no invoice is issued, the price otherwise charged) for sales of such MRT Product by the members of the Buyer Rights Group collectively, minus the Exclusions; provided, that:

(a) sales or other commercial dispositions of such MRT Product among members of the Buyer Rights Group specifically for resale shall be excluded from the computation of Net Sales (but the subsequent resale to a Person (other than a member of the Buyer Rights Group specifically for resale) shall be included);

(b) MRT Product provided for no more than a de minimis charge by a member of the Buyer Rights Group for clinical trial or other developmental purposes, sampling or promotional purposes (in customary amounts), test marketing, early access programs (including treatment INDs or protocols, named patient programs or compassionate use programs), humanitarian or charitable donations, or patient assistance programs will not be included in Net Sales; and

(c) if any MRT Product is sold or transferred for consideration other than cash, or in a transaction that is not arm’s length, Net Sales from such sale or transfer shall be deemed to be Net Sales at which substantially similar quantities of such MRT Product are sold for cash in an arm’s length transaction at such time in the relevant country or, if no such sales are made at such time, were most recently sold for cash in an arm’s length transaction in the relevant country or, if no such sales were ever made in the relevant country, for the fair market value of such quantity of MRT Product in such country.

“Non-CFTR MRT Product” means any MRT Product that is not a CFTR MRT Product.

“Notice Period” has the meaning set forth in Section 1.11(k).

“Offered Employee” has the meaning set forth in Section 4.4(a).

“Opportunity” has the meaning set forth in Section 1.11(k).

“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“OTC” means ornithine transcarbamylase.

“Patent Assignment” has the meaning set forth in Section 1.6(b)(ii).

“Patent Rights” means all issued patents and pending patent applications, including any provisional, continuation, divisional, continuation-in-part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, counterpart, registration or confirmation of or related to any such patent or patent application, as each of the foregoing may exist anywhere in the world.

“PCBs” has the meaning set forth in Section 3.23.

“Permits” has the meaning set forth in Section 1.1(b).

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in good faith, (ii) statutory Liens (including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens) arising or incurred in the Ordinary Course of Business, (iii) any restrictions, limitations or conditions contained in the Transferred Contracts or the Lease, (iv) any non-exclusive license of any Intellectual Property granted in the Ordinary Course of Business or (v) any other Liens affecting the Transferred Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Transferred Assets, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Phase 3 Trial” means a human clinical trial of a CFTR MRT Product intended to be a pivotal trial for obtaining Regulatory Approval or to otherwise confirm safety and efficacy in patients with the disease or condition being studied for purposes of filing an NDA or Biologics License Application (or foreign equivalent) that would satisfy the requirements under 21 C.F.R. § 312.21(c), as amended from time to time, or that would satisfy the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority.

“Pre-Closing Off-Site Liabilities” means legal obligations or liabilities arising under Environmental Law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, of any Materials of Environmental Concern to or at any property, location, site or facility, in each case prior to the Closing Date by Seller or any Selling Subsidiary in connection with the MRT Program.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pricing and Reimbursement Approval” means, with respect to an MRT Product in a country, the approval, license, registration or authorization of a Governmental Entity or relevant health authority to determine or set the price or reimbursement level of such MRT Product in such country.

“Product Sale” means (i) any sale or transfer (whether through an asset sale, sale of equity interests or merger) of all or substantially all of the Buyer’s and its Subsidiaries’ right, title and interest in and to any MRT Compound, MRT Product or any other material portion of any Transferred Intellectual Property or Derived Patents to a third party (other than a wholly-owned Subsidiary of the Buyer), through one or more transactions or series of transactions, or (ii) any exclusive license of all or substantially all of the Buyer’s and its Subsidiaries’ right, title and interest in and to any MRT Compound, MRT Product or any other material portion of any Transferred Intellectual Property or Derived Patents to a third party (other than a wholly-owned Subsidiary of the Buyer), through one or more transactions or series of transactions, if such license is granted on or before the first anniversary of the consummation of the Buyer’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended (it being understood that if, following the consummation of any sale, transfer or license of any MRT Compound, MRT Product, Transferred Intellectual Property or Derived Patents, Buyer and its Subsidiaries retain all rights under Transferred Intellectual Property and Derived Patents as necessary to develop and commercialize worldwide other material MRT Compounds or MRT Products that are directed to a material number of drug targets or Indications, then, such sale, transfer or license shall not constitute a Product Sale under this Agreement); provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that any sale, transfer or exclusive license granting any third party (other than a wholly-owned Subsidiary of the Buyer) any right to develop or commercialize any CFTR MRT Product shall automatically constitute a Product Sale under this Agreement.

“Qualified Transferee” means any Person (other than an individual) that is engaged in the pharmaceutical or biotechnology business and has (or has access and rights to through the ultimate parent company of such Person) (i) cash on-hand of at least [**] dollars ($[**]), (ii) annual revenue of at least [**] dollars ($[**]) in its last completed fiscal year or (iii) EBITDA (earnings before interest, taxes, depreciation and amortization) of at least [**] dollars ($[**]) in its last completed fiscal year.

“RaNA LLC” has the meaning set forth in the Recitals.

“Recovery” has the meaning set forth in Section 5.5(b).

“Registration Rights Agreement” has the meaning set forth in Section 1.6(b)(ix).

“Regulatory Approval” means, with respect to an MRT Product in a country or group of countries, all approvals, licenses, registrations and authorizations of any Regulatory Authority and other Governmental Entity with respect to such MRT Product that are necessary for the sale of such MRT Product in such country or group of countries, including (i) the approval of any NDA or Biologics License Application by the FDA with respect to the U.S. or (ii) the approval of any Marketing Authorization Application by the EMA or national health authorit(ies) with respect to the E.U., and, if required prior to sale of an MRT Product in such country or group of countries, Pricing and Reimbursement Approval. For the avoidance of doubt, ATU, Law 648/96 and similar named patient programs do not constitute Regulatory Approval.

“Regulatory Authority” means, with respect to a country or group of countries, any Governmental Entity of such country(ies) with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical or biologic product in such country(ies), including, as applicable, the FDA and the EMA.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.

“Required Consents” has the meaning set forth in Section 1.6(b)(xiv).

“Retained Liabilities” has the meaning set forth in Section 1.4.

“ROFN Notice” has the meaning set forth in Section 1.11(k).

“ROFR/Co-Sale Agreement” has the meaning set forth in Section 1.6(b)(vii).

“Sale Opportunity” has the meaning set forth in Section 1.11(k).

“Scheduled Patents” has the meaning set forth in Section 1.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Defined Contribution Plan” has the meaning set forth in Section 4.7(d).

“Seller Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement.

“Seller Employee” has the meaning set forth in Section 4.4(b).

“Seller FSAP” has the meaning set forth in Section 4.7(c).

“Seller Indemnified Parties” has the meaning set forth in Section 5.2.

“Seller License” has the meaning set forth in Section 1.13(b).

“Seller Licensed IP” means any Patent Rights and Know-How (other than the Transferred Intellectual Property), in each case to the extent (a) existing as of the Closing Date, (b) Licensable by Seller Parent or any of its controlled Affiliates as of the Closing Date and (c) Covering any MRT Compound used in the MRT Program as of the Closing Date; provided that, Seller Licensed IP excludes all CFFT IP.

“Seller Material Adverse Effect” means any material adverse effect on the ability of the Seller to consummate the Contemplated Transactions on a timely basis.

“Seller Names and Marks” means any and all (a) Trademarks of Seller or any of its Affiliates, including the names, marks and logos set forth on Section 7.02 of the Seller Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Seller Parent” means Shire plc, a Jersey, Channel Islands corporation.

“Seller Permits” has the meaning set forth in Section 2.8.

“Selling Subsidiary” means (i) a controlled Subsidiary of the Seller that owns or holds any right, title or interest in or to any Transferred Asset or (ii) for the limited purpose of assigning any Transferred Contracts to which such Person is a party and any Assumed Liabilities, a controlled Subsidiary of Seller Parent that executes the Assignment and Assumption Agreement.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Specified Proceeds” has the meaning set forth in Section 4.8(a).

“Subsequent Tranche” has the meaning set forth in Section 4.8(a).

“Subsequent Tranche Closing” has the meaning set forth in Section 4.8(b).

“Subsequent Tranche Closing Date Consideration” means, with respect to any Subsequent Tranche, the number of newly issued shares of Buyer Common Stock to be issued to the Seller such that the Seller, together with Seller Parent and its controlled Affiliates, owns, at the Seller’s election, either (x) 18.0% of the Buyer Stock calculated on an as-converted and fully diluted basis or (y) if less, Buyer Stock representing 19.9% of the voting power of all outstanding Buyer Stock (in the case of this clause (y) excluding from the denominator unvested restricted stock), in each case taking into account the consummation of the applicable Subsequent Tranche (and disregarding the effect of any previous transfers of Buyer Common Stock by the Seller to third parties); provided, however, if (A) the gross proceeds from the First Tranche and any previously consummated Subsequent Tranche plus (B) the gross proceeds from the applicable Subsequent Tranche (the aggregate proceeds under clauses (A) and (B) above, the “Total Proceeds”) are more than One Hundred Million Dollars ($100,000,000), then the applicable Subsequent Tranche Closing Date Consideration will be calculated as set forth above, but assuming, for the purposes of such calculation, that the number of shares issued in the applicable Subsequent Tranche assumes the gross proceeds from the applicable Subsequent Tranche is (x) One Hundred Million Dollars ($100,000,000) minus (y) the gross proceeds from the First Tranche and any previously consummated Subsequent Tranches.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person (or, if there are no such securities or other ownership interests, 50% or more of such entity’s equity interests are at the time directly or indirectly owned by such Person).

“Subsidiary Securities” has the meaning set forth in Section 3.3(b).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Buyer or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, excluding in each case customary commercial leases or contracts that are not primarily related to Taxes entered into in the ordinary course of business.

“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).

“Third Party Claim” has the meaning set forth in Section 5.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 5.3(a).

“Third Party Claim Amount” has the meaning set forth in Section 5.3(a).

“Threshold” has the meaning set forth in Section 4.13.

“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.

“Transfer Taxes” has the meaning set forth in Section 1.7(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Books and Records” has the meaning set forth in Section 1.1(g).

“Transferred Contracts” has the meaning set forth in Section 1.1(f).

“Transferred Employee” has the meaning set forth in Section 4.7(a).

“Transferred Intellectual Property” means the Transferred Patents and Transferred Know-How.

“Transferred Internal Systems” has the meaning set forth in Section 1.1(j).

“Transferred Inventory” has the meaning set forth in Section 1.1(e).

“Transferred Know-How” has the meaning set forth in Section 1.1(c).

“Transferred Patent Files” has the meaning set forth in Section 1.1(a).

“Transferred Patents” has the meaning set forth in Section 1.1(a).

“Transferred Permits” has the meaning set forth in Section 1.1(b).

“Transition Services Agreement” has the meaning set forth in Section 1.6(b)(vi).

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

“Valid Claim” means any (a) claim in any unexpired and issued patent in any country or jurisdiction that is included in the Transferred Patents or any Derived Patent and has not been (i) disclaimed, revoked or held invalid or unenforceable by a decision of a court or other Governmental Entity of competent jurisdiction from which no appeal (other than an appeal to the highest appellate court of such jurisdiction) can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or (ii) irretrievably abandoned, disclaimed or admitted to be invalid or unenforceable by any member of the Buyer Rights Group through reissue, disclaimer or otherwise, or (b) pending claim in a pending patent application included in any Transferred Patent or Derived Patent that (i) has been pending for no more than [**] following the earliest claimed priority date for such Transferred Patent or Derived Patent, (ii) continues to be prosecuted in good faith and (iii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

“Voting Agreement” has the meaning set forth in Section 1.6(b)(v).

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RANA THERAPEUTICS, INC.

By:	/s/ Ronald C. Renaud, Jr.
Name:	Ronald C. Renaud, Jr.
Title:	President and Chief Executive Officer

SHIRE HUMAN GENETIC THERAPIES, INC.

By:	/s/ Jason Baranski
Name:	Jason Baranski
Title:	Secretary/Director